Exhibit 99.1

ITEM 8 —	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets as of December 31, 2009 and 2008	3
Consolidated Statements of Operations for the two month period ended December 31, 2009, the ten month period ended November 7, 2009 and the years ended December 31, 2008 and 2007	4
Consolidated Statements of Equity for the two month period ended December 31, 2009, the ten month period ended November 7, 2009 and the years ended December 31, 2008 and 2007	5
Consolidated Statements of Cash Flows for the two month period ended December 31, 2009, the ten month period ended November 7, 2009 and the years ended December 31, 2008 and 2007	7
Notes to Consolidated Financial Statements	8
Schedule II — Valuation and Qualifying Accounts	80

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Lear Corporation
We have audited the accompanying consolidated balance sheets of Lear Corporation and subsidiaries as of December 31, 2009 (Successor) and December 31, 2008 (Predecessor), and the related consolidated statements of operations, equity and cash flows for the period from November 8, 2009 to December 31, 2009 (Successor), the period from January 1, 2009 to November 7, 2009, and the years ended December 31, 2008 and 2007 (Predecessor). Our audits also included the financial statement schedule included in Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lear Corporation and subsidiaries as of December 31, 2009 (Successor) and December 31, 2008 (Predecessor), and the consolidated results of their operations and cash flows for the period from November 8, 2009 to December 31, 2009 (Successor), the period from January 1, 2009 to November 7, 2009, and the years ended December 31, 2008 and 2007 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, on November 5, 2009, the United States Bankruptcy Court for the Southern District of New York entered an order confirming the Plan of Reorganization, which became effective on November 9, 2009. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with FASB Accounting Standards CodificationTM 852, “Reorganizations,” for the Successor as a new entity with assets, liabilities and a capital structure having carrying values that are not comparable to prior periods.
As discussed in Note 1 to the consolidated financial statements, in 2009, the Predecessor changed its method of accounting for and presentation of consolidated net income (loss) attributable to Lear and noncontrolling interests.
As discussed in Note 12 to the consolidated financial statements, in 2008, the Predecessor changed its method of accounting for pension and other postretirement benefit plans.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lear Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2010, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Detroit, Michigan
February 26, 2010, except for Note 20 as to which the date is March 22, 2010

LEAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
December 31,	2009	2008
	(In millions, except share data)

ASSETS
Current Assets:
Cash and cash equivalents	$1,554.0	$1,592.1
Accounts receivable	1,479.9	1,210.7
Inventories	447.4	532.2
Other	305.7	339.2

Total current assets	3,787.0	3,674.2

Long-Term Assets:
Property, plant and equipment, net	1,050.9	1,213.5
Goodwill, net	621.4	1,480.6
Other	614.0	504.6

Total long-term assets	2,286.3	3,198.7

	$6,073.3	$6,872.9

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$37.1	$42.5
Pre-petition primary credit facility	—	2,177.0
Accounts payable and drafts	1,547.5	1,453.9
Accrued liabilities	808.1	932.1
Current portion of long-term debt	8.1	4.3

Total current liabilities	2,400.8	4,609.8

Long-Term Liabilities:
Long-term debt	927.1	1,303.0
Other	563.6	712.4

Total long-term liabilities	1,490.7	2,015.4

Equity:
Series A convertible preferred stock, 100,000,000 shares authorized;
10,896,250 shares issued; 9,881,303 shares outstanding as of
December 31, 2009	408.1	—
Common stock, $0.01 par value, 300,000,000 shares authorized;
36,954,733 shares issued and outstanding as of December 31, 2009	0.4	—
Predecessor common stock, $0.01 par value, 150,000,000 shares authorized; 82,549,501 shares issued as of December 31, 2008	—	0.8
Additional paid-in capital, including warrants to purchase common stock	1,685.7	1,371.7
Predecessor common stock held in treasury, 5,145,642 shares as of
December 31, 2008, at cost	—	(176.1)
Retained deficit	(3.8)	(818.2)
Accumulated other comprehensive loss	(1.3)	(179.3)

Lear Corporation stockholders’ equity	2,089.1	198.9
Noncontrolling interests	92.7	48.8

Equity	2,181.8	247.7

	$6,073.3	$6,872.9

The accompanying notes are an integral part of these consolidated balance sheets.

LEAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended December 31,
	December 31, 2009	November 7, 2009	2008	2007
	(In millions, except per share data)

Net sales	$1,580.9	$8,158.7	$13,570.5	$15,995.0
Cost of sales	1,508.1	7,871.3	12,822.9	14,843.2
Selling, general and administrative expenses	71.2	376.7	511.5	572.8
Amortization of intangible assets	4.5	4.1	5.3	5.2
Goodwill impairment charges	—	319.0	530.0	—
Divestiture of Interior business	—	—	—	10.7
Interest expense ($221.1 million of contractual interest for the ten month period ended November 7, 2009)	11.1	151.4	190.3	199.2
Other (income) expense, net	19.8	(16.6)	51.9	40.7
Reorganization items and fresh-start accounting adjustments, net	—	(1,474.8)	—	—

Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates	(33.8)	927.6	(541.4)	323.2
Provision (benefit) for income taxes	(24.2)	29.2	85.8	89.9
Equity in net (income) loss of affiliates	(1.9)	64.0	37.2	(33.8)

Consolidated net income (loss)	(7.7)	834.4	(664.4)	267.1
Less: Net income (loss) attributable to noncontrolling interests	(3.9)	16.2	25.5	25.6

Net income (loss) attributable to Lear	$(3.8)	$818.2	$(689.9)	$241.5

Basic net income (loss) per share attributable to Lear	$(0.11)	$10.56	$(8.93)	$3.14

Diluted net income (loss) per share attributable to Lear	$(0.11)	$10.55	$(8.93)	$3.09

The accompanying notes are an integral part of these consolidated financial statements.

LEAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Series A		Additional
	Preferred	Common	Paid-in	Treasury	Retained
	Stock	Stock	Capital	Stock	Deficit
	(In millions, except share data)

Balance at December 31, 2006 — Predecessor	$—	$0.7	$1,338.1	$(210.2)	$(362.5)
Comprehensive income (loss):
Net income	—	—	—	—	241.5
Other comprehensive income (loss)	—	—	—	—	—

Total comprehensive income (loss)	—	—	—	—	241.5
Issuance of common stock — merger termination	—	0.1	12.5	—	—
Stock-based compensation (includes issuances of 528,888 shares of common stock at an average price of $38.00)	—	—	22.7	20.1	—
Purchases of 154,258 shares at an average price of $28.21	—	—	—	(4.4)	—
Adoption of new accounting pronouncement (Note 11)	—	—	—	—	4.5
Dividends paid to noncontrolling interests	—	—	—	—	—
Transactions with affiliates	—	—	—	—	—

Balance at December 31, 2007 — Predecessor	$—	$0.8	$1,373.3	$(194.5)	$(116.5)

Comprehensive income (loss):
Net income (loss)	—	—	—	—	(689.9)
Other comprehensive income (loss)	—	—	—	—	—

Total comprehensive income (loss)	—	—	—	—	(689.9)
Stock-based compensation (includes issuances of 471,244 shares of common stock at an average price of $48.03)	—	—	(1.6)	22.6	—
Purchases of 259,200 shares at an average price of $16.21	—	—	—	(4.2)	—
Adoption of new accounting pronouncement (Note 12)	—	—	—	—	(4.9)
Adoption of new accounting pronouncement (Note 12)	—	—	—	—	(6.9)
Dividends paid to noncontrolling interests	—	—	—	—	—
Transactions with affiliates	—	—	—	—	—

Balance at December 31, 2008 — Predecessor	$—	$0.8	$1,371.7	$(176.1)	$(818.2)

Comprehensive income:
Net income	—	—	—	—	818.2
Other comprehensive income	—	—	—	—	—

Total comprehensive income	—	—	—	—	818.2
Stock-based compensation (includes issuances of 120,363 shares of common stock at an average price of $50.56)	—	—	1.6	6.1	—
Dividends paid to noncontrolling interests	—	—	—	—	—
Reorganization and fresh-start accounting adjustments	—	(0.8)	(1,373.3)	170.0	—

Balance at November 7, 2009 — Predecessor	$—	$—	$—	$—	$—

Issuance of 10,896,250 shares of Series A preferred stock net of $50.0 million prepayment in connection with emergence from Chapter 11	450.0	—	—	—	—
Issuance of 34,117,386 shares of common stock and 8,157,249 warrants in connection with emergence from Chapter 11	—	0.4	1,635.8	—	—

Balance at November 7, 2009 — Successor	$450.0	$0.4	$1,635.8	$—	$—

Comprehensive income (loss):
Net loss	—	—	—	—	(3.8)
Other comprehensive income (loss)	—	—	—	—	—

Total comprehensive income (loss)	—	—	—	—	(3.8)
Conversion of 1,014,947 shares of Series A preferred stock	(41.9)	—	41.9	—	—
Issuance of 1,780,015 shares of common stock related to exercises of warrants	—	—	—	—	—
Stock-based compensation	—	—	8.0	—	—
Dividends paid to noncontrolling interests	—	—	—	—	—

Balance at December 31, 2009 — Successor	$408.1	$0.4	$1,685.7	$—	$(3.8)

LEAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (continued)

	Accumulated Other Comprehensive Loss,
	net of tax
	Defined	Derivative	Cumulative	Lear	Non-
	Benefit	Instruments and	Translation	Stockholders’	controlling
	Plans	Hedging Activities	Adjustments	Equity	Interests	Equity
	(In millions, except share data)

Balance at December 31, 2006 — Predecessor	$(202.2)	$5.9	$32.2	$602.0	$38.0	$640.0
Comprehensive income (loss):	—	—	—	241.5	25.6	267.1
Net income	96.2	(20.6)	116.1	191.7	—	191.7

Other comprehensive income (loss)	96.2	(20.6)	116.1	433.2	25.6	458.8
Total comprehensive income (loss)	—	—	—	12.6	—	12.6
Issuance of common stock — merger termination
Stock-based compensation (includes issuances of 528,888 shares of common stock at an average price of $38.00)	—	—	—	42.8	—	42.8
Purchases of 154,258 shares at an average price of $28.21	—	—	—	(4.4)	—	(4.4)
Adoption of new accounting pronouncement (Note 11)	—	—	—	4.5	—	4.5
Dividends paid to noncontrolling interests	—	—	—	—	(20.6)	(20.6)
Transactions with affiliates	—	—	—	—	(16.2)	(16.2)

Balance at December 31, 2007 — Predecessor	$(106.0)	$(14.7)	$148.3	$1,090.7	$26.8	$1,117.5
Comprehensive income (loss):
Net income (loss)	—	—	—	(689.9)	25.5	(664.4)
Other comprehensive income (loss)	(69.0)	(74.1)	(64.8)	(207.9)	0.7	(207.2)

Total comprehensive income (loss)	(69.0)	(74.1)	(64.8)	(897.8)	26.2	(871.6)
Stock-based compensation (includes issuances of 471,244 shares of common stock at an average price of $48.03)	—	—	—	21.0	—	21.0
Purchases of 259,200 shares at an average price of $16.21	—	—	—	(4.2)	—	(4.2)
Adoption of new accounting pronouncement (Note 12)	—	—	—	(4.9)	—	(4.9)
Adoption of new accounting pronouncement (Note 12)	1.0	—	—	(5.9)	—	(5.9)
Dividends paid to noncontrolling interests	—	—	—	—	(19.4)	(19.4)
Transactions with affiliates	—	—	—	—	15.2	15.2

Balance at December 31, 2008 — Predecessor	$(174.0)	$(88.8)	$83.5	$198.9	$48.8	$247.7

Comprehensive income:
Net income	—	—	—	818.2	16.2	834.4
Other comprehensive income	14.9	47.7	55.9	118.5	1.0	119.5

Total comprehensive income	14.9	47.7	55.9	936.7	17.2	953.9

Stock-based compensation (includes issuances of 120,363 shares of common stock at an average price of $50.56)	—	—	—	7.7	—	7.7
Dividends paid to noncontrolling interests	—	—	—	—	(16.8)	(16.8)
Recorganization and fresh-start accounting adjustments	159.1	41.1	(139.4)	(1,143.3)	54.5	(1,088.8)

Balance at November 7, 2009 — Predecessor	$—	$—	$—	$—	$103.7	$103.7

Issuance of 10,896,250 shares of Series A preferred stock net of $50.0 million prepayment in connection with emergence from Chapter 11	—	—	—	450.0	—	450.0
Issuance of 34,117,386 shares of common stock and 8,157,249 warrants in connection with emergence from Chapter 11	—	—	—	1,636.2	—	1,636.2

Balance at November 7, 2009 — Successor	$—	$—	$—	$2,086.2	$103.7	$2,189.9

Comprehensive income (loss):
Net loss	—	—	—	(3.8)	(3.9)	(7.7)
Other comprehensive income (loss)	9.2	—	(10.5)	(1.3)	(0.1)	(1.4)

Total comprehensive income (loss)	9.2	—	(10.5)	(5.1)	(4.0)	(9.1)
Conversion of 1,014,947 shares of Series A preferred stock	—	—	—	—	—	—
Issuance of 1,780,015 shares of common stock related to exercises of warrants	—	—	—	—	—	—
Stock-based compensation	—	—	—	8.0	—	8.0
Dividends paid to noncontrolling interests	—	—	—	—	(7.0)	(7.0)

Balance at December 31, 2009 — Successor	$9.2	$—	$(10.5)	$2,089.1	$92.7	$2,181.8

The accompanying notes are an integral part of these consolidated financial statements.

LEAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008	2007
	(In millions)
Cash Flows from Operating Activities:
Consolidated net income (loss)	$(7.7)	$834.4	$(664.4)	$267.1
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities — Reorganization items and fresh start accounting adjustments, net	—	(1,474.8)	—	—
Goodwill impairment charges	—	319.0	530.0	—
Divestiture of Interior business	—	—	—	10.7
Equity in net (income) loss of affiliates	(1.9)	64.0	37.2	(33.8)
Gain on extinguishment of debt	—	—	(7.5)	—
Fixed asset impairment charges	—	5.6	17.5	16.8
Deferred tax provision (benefit)	(2.4)	32.2	30.4	(43.9)
Depreciation and amortization	39.8	223.9	299.3	296.9
Stock-based compensation	8.0	7.3	19.2	24.4
Net change in recoverable customer engineering and tooling	11.0	(9.6)	45.0	47.1
Net change in working capital items	291.2	(297.0)	(196.9)	(67.3)
Net change in sold accounts receivable	—	(138.5)	47.2	(168.9)
Changes in other long-term liabilities	(35.9)	(75.0)	(23.0)	80.3
Changes in other long-term assets	(1.7)	(4.6)	0.2	12.6
Other, net	23.6	13.9	29.4	45.5

Net cash provided by (used in) operating activities	324.0	(499.2)	163.6	487.5

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(41.3)	(77.5)	(167.7)	(202.2)
Cost of acquisitions, net of cash acquired	—	(4.4)	(27.9)	(33.4)
Divestiture of Interior business	—	—	—	(100.9)
Net proceeds from disposition of businesses and other assets	4.0	29.7	51.9	10.0
Other, net	(2.2)	(0.5)	(0.7)	(13.5)

Net cash used in investing activities	(39.5)	(52.7)	(144.4)	(340.0)

Cash Flows from Financing Activities:
Debtor-in-possession facility borrowings	—	500.0	—	—
Debtor-in-possession facility repayments	—	(500.0)	—	—
First lien facility borrowings	—	375.0	—	—
Second lien facility prepayments	—	(50.0)	—	—
Payment of deferred financing fees	—	(70.6)	(17.6)	—
Predecessor primary credit facility borrowings (repayments)	—	—	1,186.0	(6.0)
Repayment/repurchase of predecessor senior notes	—	—	(133.5)	(2.9)
Other long-term debt repayments, net	(1.9)	(0.5)	(5.3)	(21.5)
Short-term borrowings (repayments), net	6.6	(11.4)	12.6	(10.2)
Prepayment of Series A convertible preferred stock in
connection with emergence from Chapter 11	—	(50.0)	—	—
Proceeds from the exercise of predecessor stock options	—	—	—	7.6
Dividends paid to noncontrolling interests	(7.0)	(16.8)	(19.4)	(20.6)
Other, net	32.5	(10.7)	(35.5)	(16.8)

Net cash provided by (used in) financing activities	30.2	165.0	987.3	(70.4)

Effect of foreign currency translation	(15.1)	49.2	(15.7)	21.5

Net Change in Cash and Cash Equivalents	299.6	(337.7)	990.8	98.6
Cash and Cash Equivalents at Beginning of Period	1,254.4	1,592.1	601.3	502.7

Cash and Cash Equivalents at End of Period	$1,554.0	$1,254.4	$1,592.1	$601.3

Changes in Working Capital:
Accounts receivable	$337.0	$(426.0)	$867.6	$78.9
Inventories	27.2	66.0	55.6	(6.9)
Accounts payable	10.2	50.3	(779.2)	(125.9)
Accrued liabilities and other	(83.2)	12.7	(340.9)	(13.4)

Net change in working capital items	$291.2	$(297.0)	$(196.9)	$(67.3)

Supplementary Disclosure:
Cash paid for interest	$0.5	$78.9	$195.9	$207.1

Cash paid for income taxes, net of refunds received of $26.9 in the ten month period ended November 7, 2009, $10.4 in 2008 and $13.8 in 2007	$4.3	$60.0	$103.5	$107.1

The accompanying notes are an integral part of these consolidated financial statements.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(1)	Basis of Presentation

Lear Corporation (“Lear”) and its affiliates design and manufacture complete automotive seat systems and related components, as well as electrical power management systems. Through the first quarter of 2007, Lear also supplied automotive interior systems and components, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems (Note 6, “Divestiture of Interior Business”). Lear’s main customers are automotive original equipment manufacturers. Lear operates facilities worldwide (Note 16, “Segment Reporting”).

On November 9, 2009, Lear and certain of its U.S. and Canadian subsidiaries emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (“Chapter 11”). In accordance with the provisions of FASB Accounting Standards Codificationtm (“ASC”) 852, “Reorganizations,” Lear adopted fresh-start accounting upon its emergence from Chapter 11 bankruptcy proceedings and became a new entity for financial reporting purposes as of November 7, 2009. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”).

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business, as well as additional disclosures. Effective July 7, 2009, expenses, gains and losses directly associated with the reorganization proceedings are reported as reorganization items and fresh-start accounting adjustments, net in the accompanying consolidated statement of operations for the ten month period ended November 7, 2009. In addition, liabilities subject to compromise in the Chapter 11 bankruptcy proceedings are distinguished from liabilities not subject to compromise and from post-petition liabilities. Liabilities subject to compromise were reported at amounts allowed or expected to be allowed under the Chapter 11 bankruptcy proceedings. For the period from July 7, 2009 through November 7, 2009, contractual interest expense related to liabilities subject to compromise of $69.7 million was not recorded as it was not an allowed claim under the Chapter 11 bankruptcy proceedings. The “Company,” when used in reference to the period subsequent to emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to emergence from Chapter 11 bankruptcy proceedings, refers to the Predecessor. In addition, results for the two month period ended December 31, 2009, are referred to as the “2009 Successor Period,” and results for the ten month period ended November 7, 2009, are referred as the “2009 Predecessor Period.” For further information regarding the Company’s filing under and emergence from Chapter 11 bankruptcy proceedings and the adoption of fresh-start accounting, see Note 2, “Reorganization under Chapter 11,” and Note 3, “Fresh-Start Accounting.”

The accompanying Successor and Predecessor consolidated financial statements include the accounts of Lear, a Delaware corporation and the wholly owned and less than wholly owned subsidiaries controlled by Lear. In addition, variable interest entities in which Lear bears a majority of the risk of the entities’ potential losses or stands to gain from a majority of the entities’ expected returns are consolidated. Investments in affiliates in which Lear does not have control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method (Note 8, “Investments in Affiliates and Other Related Party Transactions”).

Noncontrolling Interests

On January 1, 2009, the Company adopted the provisions of ASC 810-10-45, “Noncontrolling Interest in a Subsidiary.” This guidance requires the reporting of all noncontrolling interests as a separate component of equity (deficit), the reporting of consolidated net income (loss) as the amount attributable to both Lear and noncontrolling interests and the separate disclosure of net income (loss) attributable to Lear and net income

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(loss) attributable to noncontrolling interests. In addition, this guidance provides accounting and reporting requirements related to changes in noncontrolling ownership interests.

The reporting and disclosure requirements discussed above are required to be applied retrospectively. As such, all prior periods presented have been restated to conform to current presentation and reporting requirements. In the accompanying consolidated balance sheet as of December 31, 2008, $48.8 million of noncontrolling interests were reclassified from other long-term liabilities to equity. In the accompanying consolidated statements of operations for the years ended December 31, 2008 and 2007, $25.5 million and $25.6 million, respectively, of net income attributable to noncontrolling interests was reclassified from minority interests in consolidated subsidiaries. In the accompanying consolidated statements of cash flows for the years ended December 31, 2008 and 2007, $19.4 million and $20.6 million, respectively, of dividends paid to noncontrolling interests were reclassified from cash flows from operating activities to cash flows from financing activities.

(2)	Reorganization under Chapter 11

In 2009, the Company completed a comprehensive evaluation of its strategic and financial options and concluded that voluntarily filing for bankruptcy protection under Chapter 11 was necessary in order to re-align the Company’s capital structure to address lower industry production and capital market conditions and position the Company’s business for long-term success. On July 7, 2009, Lear Corporation and certain of its U.S. and Canadian subsidiaries (the “Canadian Debtors” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Consolidated Case No. 09-14326). On July 9, 2009, the Canadian Debtors also filed petitions for protection under section 18.6 of the Companies’ Creditors Arrangement Act in the Ontario Superior Court, Commercial List (the “Canadian Court”). Lear’s remaining subsidiaries, consisting primarily of non-U.S. and non-Canadian subsidiaries, were not subject to the requirements of the Bankruptcy Code. On September 12, 2009, the Debtors filed with the Bankruptcy Court their First Amended Joint Plan of Reorganization (as amended and supplemented, the “Plan” or “Plan of Reorganization”) and their Disclosure Statement (as amended and supplemented, the “Disclosure Statement”). On November 5, 2009, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), and on November 6, 2009, the Canadian Court entered an order recognizing the Confirmation Order and giving full force and effect to the Confirmation Order and Plan under applicable Canadian law.

On November 9, 2009 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11 bankruptcy proceedings.

Post-Emergence Capital Structure and Recent Events

Following the Effective Date and after giving effect to the Excess Cash Paydown (as described below), the Company’s capital structure consists of the following:

•	First Lien Facility — A first lien credit facility of $375 million (the “First Lien Facility”).

•	Second Lien Facility — A second lien credit facility of $550 million (the “Second Lien Facility”).

•	Series A Preferred Stock — $450 million, or 10,896,250 shares, of Series A convertible participating preferred stock (the “Series A Preferred Stock”).

•	Common Stock and Warrants — A single class of Common Stock, par value $0.01 per share (the “Common Stock”), including sufficient shares to provide for (i) management equity grants, (ii) the conversion of the Series A Preferred Stock into Common Stock and (iii) warrants to purchase 15%, or 8,157,249 shares, of the Company’s Common Stock, on a fully diluted basis (the “Warrants”).

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

For more detailed information regarding the Company’s capital structure, see Part I — Item I, “Business — Business of the Company — General — Post-Emergence Capital Structure and Recent Events.” For further information regarding the First Lien Facility and the Second Lien Facility, see Note 10, “Long-Term Debt.” For further information regarding the Series A Preferred Stock, the Common Stock and the Warrants, see Note 13, “Capital Stock.”

Pursuant to the Plan, to the extent that the Company had liquidity on the Effective Date in excess of $1.0 billion, subject to certain working capital and other adjustments and accruals, the amount of such excess would be utilized (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of up to $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of up to $50 million; and (iii) third, to reduce the First Lien Facility (such prepayments and reductions, the “Excess Cash Paydown”).

On November 27, 2009, the Company determined its liquidity on the Effective Date, for purposes of the Excess Cash Paydown, which consisted of approximately $1.5 billion in cash and cash equivalents. After giving effect to certain working capital and other adjustments and accruals, the resulting aggregate Excess Cash Paydown was approximately $225 million. The Excess Cash Paydown was applied, in accordance with the Plan, (i) first, to prepay the Series A Preferred Stock in an aggregate stated value of $50 million; (ii) second, to prepay the Second Lien Facility in an aggregate principal amount of $50 million; and (iii) third, to reduce the First Lien Facility by an aggregate principal amount of approximately $125 million.

On November 27, 2009, the Company elected to make the delayed draw provided for under the First Lien Facility in the amount of $175 million. Following such delayed draw funding, and when combined with the Company’s initial draw under the First Lien Facility of $200 million on the Effective Date and after giving effect to the Excess Cash Paydown, the aggregate principal amount outstanding under the First Lien Facility was $375 million. The application of the Excess Cash Paydown and the delayed draw under the First Lien Facility are reflected above in the information setting forth the Company’s capital structure following the Effective Date.

Satisfaction of DIP Agreement

On July 6, 2009, the Debtors entered into a credit and guarantee agreement by and among Lear, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “DIP Agreement”), as further described in Note 10, “Long-Term Debt.” The DIP Agreement provided for new money debtor-in-possession financing comprised of a term loan in the aggregate principal amount of $500 million. On August 4, 2009, the Bankruptcy Court entered an order approving the DIP Agreement, and the Debtors subsequently received proceeds of $500 million, net of related fees and expenses of approximately $36.7 million, related to available debtor-in-possession financing. On the Effective Date, amounts outstanding under the DIP Agreement were repaid, using proceeds of the First Lien Facility and available cash.

For further information regarding the DIP Agreement, see Note 10, “Long-Term Debt.”

Cancellation of Certain Pre-Petition Obligations

Under the Plan, the Company’s pre-petition equity, debt and certain of its other obligations were cancelled and extinguished, as follows:

•	The Predecessor common stock was extinguished, and no distributions were made to the Predecessor’s former shareholders;

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

•	The Predecessor’s pre-petition debt securities were cancelled, and the indentures governing such debt securities were terminated (other than for the purposes of allowing holders of the notes to receive distributions under the Plan and allowing the trustees to exercise certain rights); and

•	The Predecessor’s pre-petition primary credit facility was cancelled (other than for the purposes of allowing creditors under that facility to receive distributions under the Plan and allowing the administrative agent to exercise certain rights).

For further information regarding the resolution of certain of the Company’s other pre-petition liabilities in accordance with the Plan, see Note 3, “Fresh-Start Accounting — Liabilities Subject to Compromise,” and Note 15, “Commitments and Contingencies.”

(3)	Fresh-Start Accounting

As discussed in Note 2, “Reorganization under Chapter 11,” the Debtors emerged from Chapter 11 bankruptcy proceedings on November 9, 2009. As a result, the Successor adopted fresh-start accounting as (i) the reorganization value of the Predecessor’s assets immediately prior to the confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the Predecessor’s existing voting shares immediately prior to the confirmation of the Plan received less than 50% of the voting shares of the emerging entity. Accounting principles generally accepted in the United States (“GAAP”) require the adoption of fresh-start accounting as of the Plan confirmation date, or as of a later date when all material conditions precedent to the Plan’s becoming effective are resolved, which occurred on November 9, 2009. The Company elected to adopt fresh-start accounting as of November 7, 2009, to coincide with the timing of its normal October accounting period close. Other than transactions specifically contemplated by the Plan, which have been reflected in the consolidated financial statements for the 2009 Predecessor Period, there were no transactions that occurred from November 8, 2009 through November 9, 2009, that would materially impact the Company’s consolidated financial position, results of operations or cash flows for the 2009 Successor or 2009 Predecessor Periods.

Reorganization Value

The Bankruptcy Court confirmed the Plan that included a distributable value (or reorganization value) of $3,054 million as set forth in the Disclosure Statement. For purposes of the Plan and the Disclosure Statement, the Company and certain secured and unsecured creditors agreed upon this value as of the bankruptcy filing date. This reorganization value was determined to be a fair and reasonable value and is within the range of values considered by the Bankruptcy Court as part of the confirmation process. The reorganization value reflects a number of factors and assumptions, including the Company’s statements of operations and balance sheets, the Company’s financial projections, the amount of cash available to fund operations, current market conditions and a return to more normalized light vehicle production and sales volumes. The range of values considered by the Bankruptcy Court of $2.9 billion to $3.4 billion was determined using comparable public company trading multiples and discounted cash flow valuation methodologies.

The comparable public company analysis indentified a group of comparable companies giving consideration to lines of business, size, geographic footprint and customer base. The analysis compared the public market implied enterprise value for each comparable public company to its projected earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculated range of multiples for the comparable companies was used to estimate a range which was applied to the Company’s projected EBITDA to determine a range of enterprise values for the reorganized company or the reorganization value.

The discounted cash flow analysis was based on the Company’s projected financial information which includes a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to uncertainties and to a wide variety of significant business, economic

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

and competitive risks, many of which are beyond the Company’s control and may not materialize. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s reorganization value. The discounted cash flow analysis was based on recent automotive industry and specific platform production volume projections developed by both third-party and internal forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. Other significant assumptions include terminal value growth rate, terminal value margin rate, future capital expenditures and changes in working capital requirements.

Adoption of Fresh-start Accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of the Company’s estimated fair value to its underlying assets and liabilities. The Company’s estimates of fair value are inherently subject to significant uncertainties and contingencies beyond the Company’s reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. If additional information becomes available related to the estimates used in determining the fair values, including those used in determining the fair values of long-lived assets, liabilities and income taxes, such information could impact the allocations of fair value included in the Successor’s balance sheet as of November 7, 2009.

The Company’s reorganization value was allocated to its assets in conformity with the procedures specified by ASC 805, “Business Combinations.” The excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Adjustments recorded to the Predecessor balance sheet as of November 7, 2009, resulting from the consummation of the Plan and the adoption of fresh-start accounting are summarized below (in millions):

	Predecessor				Successor
	November 7,	Reorganization		Fresh-start	November 7,
	2009	Adjustments (1)		Adjustments (9)	2009

Assets
Current Assets:
Cash and cash equivalents	$1,493.9	$(239.5	)(2)	$—	$1,254.4
Accounts receivable	1,836.6	—		—	1,836.6
Inventories	471.8	—		9.1	480.9
Other	338.7	—		6.7	345.4

Total current assets	4,141.0	(239.5)		15.8	3,917.3

Long-Term Assets:
Property, plant and equipment, net	1,072.3	—		(4.7)	1,067.6
Goodwill, net	1,203.7	—		(582.3)	621.4	(8)
Other	518.0	(20.2	)(3)	161.6	659.4

Total long-term assets	2,794.0	(20.2)		(425.4)	2,348.4

	$6,935.0	$(259.7)		$(409.6)	$6,265.7

Liabilities and Equity (Deficit)
Current Liabilities:
Short-term borrowings	$30.4	$—		$—	$30.4
Debtor-in-possession term loan	500.0	(500.0	)(2)	—	—
Accounts payable and drafts	1,565.6	—		—	1,565.6
Accrued liabilities	884.7	(1.8	)(2)	17.5	900.4
Current portion of long-term debt	4.2	—		—	4.2

Total current liabilities	2,984.9	(501.8)		17.5	2,500.6

Long-Term Liabilities:
Long-term debt	8.2	925.0	(2)(4)	—	933.2
Other	679.7	—		(37.7)	642.0

Total long-term liabilities	687.9	925.0		(37.7)	1,575.2

Liabilities Subject to Compromise	3,635.6	(3,635.6	)(4)	—	—

Equity (Deficit):
Successor Series A Preferred Stock	—	450.0	(2)(4)	—	450.0
Successor Common Stock	—	0.4	(4)(7)	—	0.4
Successor additional paid-in capital	—	1,635.8	(4)(7)	—	1,635.8
Predecessor common stock	0.8	(0.8	)(5)	—	—
Predecessor additional paid-in capital	1,373.3	(1,373.3	)(5)	—	—
Predecessor common stock held in treasury	(170.0)	170.0	(5)	—	—
Retained deficit	(1,565.9)	2,070.6	(6)	(504.7)	—
Accumulated other comprehensive loss	(60.8)	—		60.8	—

Lear Corporation stockholders’ equity (deficit)	(422.6)	2,952.7		(443.9)	2,086.2
Noncontrolling interests	49.2	—		54.5	103.7

Equity (deficit)	(373.4)	2,952.7		(389.4)	2,189.9

	$6,935.0	$(259.7)		$(409.6)	$6,265.7

(1)	Represents amounts recorded as of the Effective Date for the consummation of the Plan, including the settlement of liabilities subject to compromise, the satisfaction of the DIP Agreement, the incurrence of new indebtedness and related cash payments, the issuances of Series A Preferred Stock and Common Stock and the cancellation of Predecessor common stock.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(2)	This adjustment reflects net cash payments recorded as of the Effective Date, including both the initial and delayed draw funding under the First Lien Facility and the Excess Cash Paydown (see Note 2, “Reorganization under Chapter 11”).

Borrowings under First Lien Facility	$375.0
Less: Debt issuance costs	(12.7)

First Lien Facility — net proceeds	362.3
Prepayment of Second Lien Facility	(50.0)
Prepayment of Series A Preferred Stock	(50.0)
Repayment of DIP Agreement, principal and accrued interest	(501.8)

Net cash payments	$(239.5)

(3)	This adjustment reflects the write-off of $32.9 million of unamortized debt issuance costs related to the satisfaction of the DIP Agreement, offset by the capitalization of debt issuance costs related to the First Lien Facility (see (2) above).

(4)	This adjustment reflects the settlement of liabilities subject to compromise (see “— Liabilities Subject to Compromise” below).

Settlement of liabilities subject to compromise	$(3,635.6)
Issuance of Successor Series A Preferred Stock(a)	500.0
Issuance of Successor Common Stock and Warrants(b)	1,636.2
Issuance of Second Lien Facility(a)	600.0

Gain on settlement of liabilities subject to compromise	$(899.4)

(a)	Prior to the Excess Cash Paydown.

(b)	See (7) below for a reconciliation of the reorganization value to the value of Successor Common Stock (including additional paid-in-capital).

(5)	This adjustment reflects the cancellation of the Predecessor common stock.

(6)	This adjustment reflects the cumulative impact of the reorganization adjustments discussed above.

Gain on settlement of liabilities subject to compromise	$(899.4)
Cancellation of Predecessor common stock (see(5) above)	(1,204.1)
Write-off of unamortized debt issuance costs (see(3) above)	32.9

$(2,070.6)

(7)	A reconciliation of the reorganization value to the value of Successor Common Stock as of the Effective Date is shown below:

Reorganization value	$3,054.0
Less: First Lien Facility	(375.0)
Second Lien Facility(c)	(550.0)
Other debt	(42.8)
Series A Preferred Stock(c)	(450.0)

Reorganization value of Successor Common Stock and Warrants	1,636.2
Less: Fair value of Warrants(d)	305.9

Reorganization value of Successor Common Stock	$1,330.3

Shares outstanding as of November 7, 2009	34,117,386
Per share value(e)	$38.99

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(c)	After giving effect to the Excess Cash Paydown.

(d)	For further information on the fair value of Warrants, see Note 13, “Capital Stock.”

(e)	The per share value of $38.99 was used to record the issuance of the Successor Common Stock.

(8)	A reconciliation of the reorganization value of the Successor assets and goodwill is shown below:

Reorganization value	$3,054.0
Plus: Liabilities (excluding debt and after giving effect to fresh-start accounting adjustments)	3,108.0
Fair value of noncontrolling interests	103.7

Reorganization value of Successor assets	6,265.7
Less: Successor assets (excluding goodwill and after giving effect to fresh-start accounting adjustments)	5,644.3

Reorganization value of Successor assets in excess of fair value — Successor goodwill	$621.4

(9)	Represents the adjustment of assets and liabilities to fair value, or other measurement as specified by ASC 805, in conjunction with the adoption of fresh-start accounting. Significant adjustments are summarized below.

Elimination of Predecessor goodwill	$1,203.7
Successor goodwill (see(8) above)	(621.4)
Elimination of Predecessor intangible assets	29.0
Successor intangible asset adjustment(f)	(191.0)
Defined benefit plans adjustment(g)	(55.0)
Inventory adjustment(h)	(9.1)
Property, plant and equipment adjustment(i)	4.7
Investments in non-consolidated affiliates adjustment(j)	(8.7)
Noncontrolling interests adjustment(j)	54.5
Elimination of Predecessor accumulated other comprehensive loss and other adjustments	120.0

Pretax loss on fresh-start accounting adjustments	526.7
Tax benefit related to fresh-start accounting adjustments(k)	(22.0)

Net loss on fresh-start accounting adjustments	$504.7

(f)	Intangible assets — This adjustment reflects the fair value of intangible assets determined as of the Effective Date. For further information on the valuation of intangible assets, see Note 4, “Summary of Significant Accounting Policies.”

(g)	Defined benefit plans — This adjustment primarily reflects differences in assumptions, such as the expected return on plan assets and the weighted average discount rate related to the payment of benefit obligations, between the prior measurement date of December 31, 2008, and the Effective Date. For additional information on the Company’s defined benefit plans, see Note 12, “Pension and Other Postretirement Benefits.”

(h)	Inventory — This amount adjusts inventory to fair value as of the Effective Date. Raw materials were valued at current replacement cost, work-in-process was valued at estimated finished goods selling price less estimated disposal costs, completion costs and a reasonable profit allowance for selling effort. Finished goods were valued at estimated selling price less estimated disposal costs and a reasonable profit allowance for selling effort.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(i)	Property, plant and equipment — This amount adjusts property, plant and equipment to fair value as of the Effective Date, giving consideration to the highest and best use of the assets. Fair value estimates were based on independent appraisals. Key assumptions used in the appraisals were based on a combination of income, market and cost approaches, as appropriate.

(j)	Investments in non-consolidated affiliates and noncontrolling interests — These amounts adjust investments in non-consolidated affiliates and noncontrolling interests to their estimated fair values. Estimated fair values were based on internal and external valuations using customary valuation methodologies, including comparable earnings multiples, discounted cash flows and negotiated transaction values.

(k)	Tax benefit — This amount reflects the tax benefits related to the write-off of goodwill and other comprehensive loss, partially offset by the tax expense related to the intangible asset and property, plant and equipment fair value adjustments.

Liabilities Subject to Compromise

Certain pre-petition liabilities were subject to compromise or other treatment under the Plan and were reported at amounts allowed or expected to be allowed by the Bankruptcy Court. Certain of these claims were resolved and satisfied as of the Effective Date, while others have been or will be resolved in periods subsequent to emergence from Chapter 11 bankruptcy proceedings. Although the allowed amount of certain disputed claims has not yet been determined, our liability associated with these disputed claims was discharged upon our emergence from Chapter 11 bankruptcy proceedings. Future dispositions with respect to certain allowed Class 5A claims will be satisfied out of a common stock and warrant reserve established for that purpose. Accordingly, the future resolution of these disputed claims will not have an impact on our post-emergence financial condition or results of operations. To the extent that disputed claims are settled for less than current estimates, additional distributions will be made from amounts remaining in the common stock and warrant reserve to holders of allowed Class 5A claims pursuant to the Plan. A summary of liabilities subject to compromise reflected in the Predecessor consolidated balance sheet as of November 7, 2009, is shown below:

Predecessor — November 7, 2009

Short-term borrowings	$2.1
Accounts payable and drafts	0.3
Accrued liabilities	80.6
Debt subject to compromise
Pre-petition primary credit facility	2,240.6
8.50% Senior Notes, due 2013	298.0
8.75% Senior Notes, due 2016	589.3
5.75% Senior Notes, due 2014	399.5
Zero-coupon Convertible Senior Notes, due 2022	0.8
Accrued interest	61.5
Unamortized debt issuance costs	(37.1)

Liabilities subject to compromise	$3,635.6

Reorganization Items and Fresh-start Accounting Adjustments, Net

Reorganization items include expenses, gains and losses directly related to the Debtors’ reorganization proceedings. Fresh-start accounting adjustments reflect the impact of adoption of fresh-start accounting. A

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

summary of reorganization items and fresh-start accounting adjustments, net for the 2009 Predecessor Period is shown below (in millions):

Predecessor — Ten Month Period Ended November 7, 2009

Pretax reorganization items:
Professional fees	$26.9
Interest income	(0.2)
Incentive compensation expense	40.1
Unamortized debt issuance costs related to the satisfaction of the DIP Agreement	32.9
Gain on settlement of liabilities subject to compromise	(899.4)
Cancellation of Predecessor common stock	(1,204.1)
Other	2.3

(2,001.5)

Pretax fresh-start accounting adjustments (see (9) above)	526.7

Reorganization items and fresh-start accounting adjustments, net	$(1,474.8)

(4)	Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of ninety days or less.

Accounts Receivable

The Company records accounts receivable as its products are shipped to its customers. The Company’s customers are the world’s major automotive manufacturers. The Company records accounts receivable reserves for known collectibility issues, as such issues relate to specific transactions or customer balances. As of December 31, 2009, there were no accounts receivable reserves outstanding, primarily as a result of the adoption of fresh-start accounting as of November 7, 2009. As of December 31, 2008, accounts receivable are reflected net of reserves of $16.0 million. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The Company records inventory reserves for inventory in excess of production and/or forecasted requirements and for obsolete inventory in production and service inventories. As of December 31, 2009, there were no inventory reserves outstanding, primarily as a result of the adoption of fresh-start accounting as of

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

November 7, 2009 (see Note 3, “Fresh-Start Accounting”). As of December 31, 2008, inventories are reflected net of reserves of $93.7 million. A summary of inventories is shown below (in millions):

	Successor	Predecessor
December 31,	2009	2008

Raw materials	$378.7	$417.4
Work-in-process	26.1	29.8
Finished goods	42.6	85.0

Inventories	$447.4	$532.2

Pre-Production Costs Related to Long-Term Supply Arrangements

The Company incurs pre-production engineering and development (“E&D”) and tooling costs related to the products produced for its customers under long-term supply agreements. The Company expenses all pre-production E&D costs for which reimbursement is not contractually guaranteed by the customer. In addition, the Company expenses all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or for which the customer has not provided a non-cancelable right to use the tooling. During 2009 and 2008, the Company capitalized $116.5 million and $136.7 million, respectively, of pre-production E&D costs for which reimbursement is contractually guaranteed by the customer. During 2009 and 2008, the Company also capitalized $101.4 million and $154.8 million, respectively, of pre-production tooling costs related to customer-owned tools for which reimbursement is contractually guaranteed by the customer or for which the customer has provided a non-cancelable right to use the tooling. These amounts are included in other current and long-term assets in the accompanying consolidated balance sheets. During 2009 and 2008, the Company collected $221.3 million and $337.1 million, respectively, of cash related to E&D and tooling costs.

The classification of recoverable customer engineering and tooling costs related to long-term supply agreements is shown below (in millions):

	Successor	Predecessor
December 31,	2009	2008

Current	$38.5	$51.9
Long-term	76.8	66.8

Recoverable customer engineering and tooling	$115.3	$118.7

Property, Plant and Equipment

Property, plant and equipment is stated at cost; however, as a result of the adoption of fresh-start accounting, property, plant and equipment was re-measured at estimated fair value as of November 7, 2009 (see Note 3, “Fresh-Start Accounting”). Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method as follows:

Buildings and improvements	10 to 40 years
Machinery and equipment	5 to 10 years

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

A summary of property, plant and equipment is shown below (in millions):

	Successor	Predecessor
December 31,	2009	2008

Land	$114.9	$143.0
Buildings and improvements	358.4	594.9
Machinery and equipment	608.3	2,002.1
Construction in progress	4.5	5.0

Total property, plant and equipment	1,086.1	2,745.0
Less — accumulated depreciation	(35.2)	(1,531.5)

Net property, plant and equipment	$1,050.9	$1,213.5

Depreciation expense was $35.2 million, $219.9 million, $294.0 million and $291.6 million for the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, respectively.

Costs associated with the repair and maintenance of the Company’s property, plant and equipment are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency or safety of the Company’s property, plant and equipment are capitalized and depreciated over the remaining life of the related asset.

Impairment of Goodwill

Goodwill is not amortized but is tested for impairment on at least an annual basis. Impairment testing is required more often than annually if an event or circumstance indicates that an impairment is more likely than not to have occurred. In conducting its impairment testing, the Company compares the fair value of each of its reporting units to the related net book value. If the net book value of a reporting unit exceeds its fair value, an impairment loss is measured and recognized. The Company conducts its annual impairment testing as of the first day of the fourth quarter.

The Company utilizes an income approach to estimate the fair value of each of its reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. The Company believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. This approach also mitigates the impact of cyclical trends that occur in the industry. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. The discount rate used is the value-weighted average of the Company’s estimated cost of equity and of debt (“cost of capital”) derived using, both known and estimated, customary market metrics. The Company’s weighted average cost of capital is adjusted by reporting unit to reflect a risk factor, if necessary, and such risk factors ranged from zero to 300 basis points for each reporting unit in 2008. Other significant assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, the Company believes that the income approach provides a reasonable estimate of the fair value of its reporting units.

In the 2009 Predecessor Period, the Company’s annual goodwill impairment analysis, completed as of the first day of the fourth quarter, was based on the Company’s distributable value, which was approved by the Bankruptcy Court, and resulted in impairment charges of $319.0 million related to the electrical power management segment. For further information on the Company’s distributable value, see Note 3, “Fresh-Start Accounting.”

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company’s 2008 annual goodwill impairment analysis indicated a significant decline in the fair value of the Company’s electrical power management segment, as well as an impairment of the related goodwill. The decline in fair value resulted from unfavorable operating results, primarily as a result of the significant decline in estimated industry production volumes. The Company evaluated the net book value of goodwill within its electrical power management segment by comparing the fair value of each reporting unit to the related net book value. As a result, the Company recorded total goodwill impairment charges of $530.0 million in the accompanying consolidated statement of operations for the year ended December 31, 2008.

A summary of the changes in the carrying amount of goodwill, by reportable operating segment, for each of the periods in the two years ended December 31, 2009, is shown below (in millions):

		Electrical Power
	Seating	Management	Total

Balance as of January 1, 2008 — Predecessor	$1,097.5	$956.5	$2,054.0
Goodwill impairment charges	—	(530.0)	(530.0)
Foreign currency translation and other	(20.6)	(22.8)	(43.4)

Balance as of December 31, 2008 — Predecessor	$1,076.9	$403.7	$1,480.6

Goodwill impairment charges	—	(319.0)	(319.0)
Foreign currency translation and other	30.7	11.4	42.1

Balance as of November 7, 2009 — Predecessor	$1,107.6	$96.1	$1,203.7

Fresh-start accounting adjustment (Note 3)	(486.2)	(96.1)	(582.3)

Balance as of December 31, 2009 — Successor	$621.4	$—	$621.4

Intangible Assets

In connection with the adoption of fresh-start accounting, certain intangible assets were recorded at their estimated fair value, which was based on independent appraisals, as of November 7, 2009. The technology intangible asset includes the Company’s proprietary patents. The value assigned to technology intangibles is based on the royalty savings method, which applies a hypothetical royalty rate to projected revenues attributable to the identified technologies. Royalty rates were determined based on analysis of market information and discussions with the Company’s management. The customer-based intangible asset includes the Company’s established relationships with its customers and the ability of these customers to generate future economic profits for the Company. The value assigned to customer-based intangibles is based on the present value of future earnings attributable to the asset group after recognition of required returns to other contributory assets. A summary of intangible assets as of December 31, 2009, is shown below (in millions):

				Weighted
	Gross Carrying	Accumulated	Net Carrying	Average Useful
	Value	Amortization	Value	Life (years)

Technology	$20.0	$(0.4)	$19.6	7.7
Customer-based	171.0	(4.1)	166.9	7.0

Balance as of December 31, 2009 — Successor	$191.0	$(4.5)	$186.5	7.1

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Excluding the impact of any future acquisitions, the Company’s estimated annual amortization expense for the five succeeding years is shown below (in millions):

Year	Expense

2010	$27.0
2011	27.0
2012	27.0
2013	27.0
2014	27.0

In connection with the adoption of fresh-start accounting, Predecessor intangible assets were eliminated. The Predecessor’s intangible assets were acquired through business acquisitions and were valued based on independent appraisals. A summary of Predecessor intangible assets as of December 31, 2008, is shown below (in millions):

			Net	Weighted
	Gross Carrying	Accumulated	Carrying	Average Useful
	Value	Amortization	Value	Life (years)

Technology	$2.8	$(1.3)	$1.5	10.0
Customer contracts	22.1	(13.6)	8.5	7.8
Customer relationships	29.5	(8.0)	21.5	19.2

Balance as of December 31, 2008 — Predecessor	$54.4	$(22.9)	$31.5	15.7

For further information on the adoption of fresh-start accounting, see Note 3, “Fresh-Start Accounting.”

Impairment of Long-Lived Assets

The Company monitors its long-lived assets for impairment indicators on an ongoing basis in accordance with GAAP. If impairment indicators exist, the Company performs the required impairment analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets.

In the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, the Company recognized fixed asset impairment charges of $5.6 million, $17.5 million and $16.8 million, respectively, in conjunction with its restructuring actions (Note 7, “Restructuring”). As discussed in Note 3, “Fresh-Start Accounting,” the Company’s long-lived assets were re-measured at estimated fair value as of November 7, 2009, in connection with the adoption of fresh-start accounting.

Fixed asset impairment charges are recorded in cost of sales in the accompanying consolidated statements of operations for the 2009 Predecessor Period and for the years ended December 31, 2008 and 2007.

Impairment of Investments in Affiliates

The Company monitors its investments in affiliates for indicators of other-than-temporary declines in value on an ongoing basis in accordance with GAAP. If the Company determines that an other-than-temporary

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

decline in value has occurred, it recognizes an impairment loss, which is measured as the difference between the recorded book value and the fair value of the investment. Fair value is generally determined using an income approach based on discounted cash flows or negotiated transaction values. As discussed in Note 3, “Fresh-Start Accounting,” investments in affiliates were re-measured at estimated fair value as of November 7, 2009, in connection with the adoption of fresh-start accounting. For a discussion of impairment charges recorded in the 2009 Predecessor Period and the year ended December 31, 2008, see Note 8, “Investments in Affiliates and Other Related Party Transactions.”

Revenue Recognition and Sales Commitments

The Company enters into agreements with its customers to produce products at the beginning of a vehicle’s life cycle. Although such agreements do not provide for a specified quantity of products, once the Company enters into such agreements, the Company is generally required to fulfill its customers’ purchasing requirements for the production life of the vehicle. These agreements generally may be terminated by the customers at any time. Historically, terminations of these agreements have been minimal. In certain instances, the Company may be committed under existing agreements to supply products to its customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, the Company recognizes losses as they are incurred.

The Company receives purchase orders from its customers on an annual basis. Generally, each purchase order provides the annual terms, including pricing, related to a particular vehicle model. Purchase orders do not specify quantities. The Company recognizes revenue based on the pricing terms included in its annual purchase orders as its products are shipped to its customers. The Company is asked to provide its customers with annual price reductions as part of certain agreements. The Company accrues for such amounts as a reduction of revenue as its products are shipped to its customers. In addition, the Company has ongoing adjustments to its pricing arrangements with its customers based on the related content, the cost of its products and other commercial factors. Such pricing accruals are adjusted as they are settled with the Company’s customers.

Amounts billed to customers related to shipping and handling costs are included in net sales in the consolidated statements of operations. Shipping and handling costs are included in cost of sales in the consolidated statements of operations.

Cost of Sales and Selling, General and Administrative Expenses

Cost of sales includes material, labor and overhead costs associated with the manufacture and distribution of the Company’s products. Distribution costs include inbound freight costs, purchasing and receiving costs, inspection costs, warehousing costs and other costs of the Company’s distribution network. Selling, general and administrative expenses include selling, engineering and development and administrative costs not directly associated with the manufacture and distribution of the Company’s products.

Engineering and Development

Costs incurred in connection with the development of new products and manufacturing methods more than one year prior to launch, to the extent not recoverable from the Company’s customers, are charged to selling, general and administrative expenses as incurred. These costs amounted to $11.8 million, $71.6 million, $113.0 million and $134.6 million for the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, respectively.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Other (Income) Expense, Net

Other (income) expense, net includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt (Note 10, “Long-Term Debt”), gains and losses on the sales of fixed assets and other miscellaneous income and expense. A summary of other (income) expense, net is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008	2007
Other expense	$20.2	$30.2	$82.7	$47.0
Other income	(0.4)	(46.8)	(30.8)	(6.3)

Other (income) expense, net	$19.8	$(16.6)	$51.9	$40.7

Income Taxes

The Company accounts for income taxes in accordance GAAP. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In determining the provision for income taxes for financial statement purposes, the Company makes certain estimates and judgments, which affect its evaluation of the carrying value of its deferred tax assets, as well as its calculation of certain tax liabilities. In accordance with GAAP, the Company evaluates the carrying value of its deferred tax assets on a quarterly basis. In completing this evaluation, the Company considers all available evidence. Such evidence includes historical results, expectations for future pretax operating income, the time period over which its temporary differences will reverse and the implementation of feasible and prudent tax planning strategies.

Foreign Currency Translation

With the exception of foreign subsidiaries operating in highly inflationary economies, which are measured in U.S. dollars, assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the foreign exchange rates in effect at the end of the period. Revenues and expenses of foreign subsidiaries are translated into U.S. dollars using an average of the foreign exchange rates in effect during the period. Translation adjustments that arise from translating a foreign subsidiary’s financial statements from the functional currency to the U.S. dollar are reflected in accumulated other comprehensive loss in the consolidated balance sheets.

Transaction gains and losses that arise from foreign exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except certain long-term intercompany transactions or those transactions which operate as a hedge of long-term investments in foreign subsidiaries, are included in the consolidated statements of operations as incurred.

Stock-Based Compensation

The Company measures stock-based employee compensation expense at fair value in accordance with the provisions of GAAP and recognizes such expense over the vesting period of the stock-based employee awards. For the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2007, the Company recognized stock-based employee compensation expense of $8.0 million, $7.7 million, $15.7 million and $27.1 million, respectively.

For further information related to the Company’s stock-based compensation programs, see Note 14, “Stock-Based Compensation.”

Net Income (Loss) Per Share Attributable to Lear

Basic net income (loss) per share attributable to Lear is computed using the weighted average common shares outstanding during the period. Common shares issuable upon the satisfaction of certain conditions pursuant to a contractual agreement, such as those common shares contemplated by the Plan, are considered common shares outstanding and are included in the computation of net income (loss) per share. Accordingly, the 34.1 million shares of common stock contemplated by the Plan, without regard to the actual issuance dates, were included in the computation of net income (loss) per share attributable to Lear for the 2009 Successor Period. Diluted net income (loss) per share attributable to Lear includes the dilutive effect of common stock equivalents using the average share price during the period. Summaries of net income (loss) (in millions) and shares outstanding are shown below:

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,	Year Ended December 31,
	2009	2009	2008	2007
Net income (loss) attributable to Lear	$(3.8)	$818.2	$(689.9)	$241.5

Weighted average common shares outstanding	34,525,187	77,499,860	77,242,360	76,826,765
Dilutive effect of common stock equivalents	—	59,932	—	1,387,483

Dilutive shares outstanding	34,525,187	77,559,792	77,242,360	78,214,248

The effect of certain common stock equivalents, including shares of preferred stock, warrants, restricted stock units, performance units, stock appreciation rights and options were excluded from the computation of diluted shares outstanding for the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, as inclusion would have resulted in antidilution. A summary of these common stock equivalents, including the related option exercise prices, is shown below:

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended
	December 31,	November 7,	Year Ended December 31,
	2009	2009	2008	2007
Shares of preferred stock	9,881,303	—	—	—
Warrants	6,377,068	—	—	—
Restricted stock units	1,301,613	507,139	1,040,740	—
Performance units	—	84,709	168,696	—
Stock appreciation rights	—	1,875,807	2,432,745	1,301,922
Options	—	952,350	1,268,180	1,805,530
Exercise prices	N/A	$22.12 - $55.33	$22.12 - $55.33	$35.93 - $55.33

Net income (loss) per share attributable to Lear for the 2009 Successor Period is not comparable to that for the 2009 Predecessor Period or the years ended December 31, 2008 and 2007, as all Predecessor common stock was extinguished under the Plan.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. During 2009, there were no material changes in the methods or policies used to establish estimates and assumptions. The adoption of fresh-start accounting required significant estimation and judgment (Note 3, “Fresh-Start Accounting”). Other matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of fixed and intangible assets and unsettled pricing discussions with customers and suppliers (Note 4, “Summary of Significant Accounting Policies”); restructuring accruals (Note 7, “Restructuring”); deferred tax asset valuation allowances and income taxes (Note 11, “Income Taxes”); pension and other postretirement benefit plan assumptions (Note 12, “Pension and Other Postretirement Benefit Plans”); accruals related to litigation, warranty and environmental remediation costs (Note 15, “Commitments and Contingencies”); and self-insurance accruals. Actual results may differ significantly from the Company’s estimates.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform to the presentation used in the 2009 Successor and 2009 Predecessor Periods.

(5)	Merger Agreement

On February 9, 2007, the Company entered into an Agreement and Plan of Merger, as amended (the “AREP merger agreement”), with AREP Car Holdings Corp., a Delaware corporation (“AREP Car Holdings”), and AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AREP Car Holdings, an affiliate of Carl C. Icahn.

On July 16, 2007, the Company held its 2007 Annual Meeting of Stockholders, at which the proposal to approve the AREP merger agreement did not receive the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. As a result, the AREP merger agreement terminated in accordance with its terms. Upon termination of the AREP merger agreement, the Company was obligated to (1) pay AREP Car Holdings $12.5 million, (2) issue to AREP Car Holdings 335,570 shares of its common stock valued at approximately $12.5 million, based on the closing price of the Company’s common stock on July 16, 2007, and (3) increase from 24% to 27% the share ownership limitation under the limited waiver of Section 203 of the Delaware General Corporation Law granted by the Company in October 2006 to affiliates of and funds managed by Carl C. Icahn (collectively, the “Termination Consideration”). The Company recognized costs of approximately $34.9 million associated with the Termination Consideration and transaction costs related to the proposed merger in selling, general and administrative expenses in 2007.

(6)	Divestiture of Interior Business

European Interior Business

In 2006, the Company completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC (“IAC Europe”), a joint venture with affiliates of WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for an approximately one-third equity interest in IAC Europe. In connection with this transaction, the Company recorded a loss on divestiture of interior business of $6.1 million in 2007. In 2009, as a result of an equity transaction between IAC Europe and one of the Company’s joint venture partners, the Company’s equity interest in IAC Europe decreased to 30.45%.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company’s investment in IAC Europe is accounted for under the equity method (Note 8, “Investments in Affiliates and Other Related Party Transactions).

North American Interior Business

In March 2007, the Company completed the transfer of substantially all of the assets of its North American interior business (as well as its interests in two China joint ventures) to International Automotive Components Group North America, Inc. (“IAC”) (the “IAC North America Transaction”). The IAC North America Transaction was completed pursuant to the terms of an Asset Purchase Agreement (the “Purchase Agreement”) dated as of November 30, 2006, by and among the Company, IAC, affiliates of WL Ross and Franklin and International Automotive Components Group North America, LLC (“IAC North America”), as amended by Amendment No. 1 to the Purchase Agreement dated as of March 31, 2007. Also on March 31, 2007, a wholly owned subsidiary of the Company and affiliates of WL Ross and Franklin entered into the Limited Liability Company Agreement of IAC North America (the “LLC Agreement”). Pursuant to the terms of the LLC Agreement, a wholly owned subsidiary of the Company contributed $27.4 million in cash to IAC North America in exchange for a 25% equity interest in IAC North America and warrants for an additional 7% of the current outstanding common equity of IAC North America. Certain affiliates of WL Ross and Franklin made aggregate capital contributions of approximately $81.2 million to IAC North America in exchange for the remaining equity and extended a $50 million term loan to IAC. The Company had agreed to fund up to an additional $40 million, and WL Ross and Franklin had agreed to fund up to an additional $45 million, in the event that IAC did not meet certain financial targets in 2007. During 2007, the Company completed negotiations related to the amount of additional funding, and on October 10, 2007, the Company made a cash payment to IAC of $12.5 million in full satisfaction of this contingent funding obligation.

In connection with the IAC North America Transaction, IAC assumed the ordinary course liabilities of the Company’s North American interior business, and the Company retained certain pre-closing liabilities, including pension and postretirement healthcare liabilities incurred through the closing date of the transaction. In addition, the Company recorded a loss on divestiture of interior business of $611.5 million, of which $4.6 million was recognized in 2007 and $606.9 million was recognized in 2006. The Company also recognized additional costs related to the IAC North America Transaction of $10.0 million, of which $7.5 million are recorded in cost of sales and $2.5 million are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2007.

The Company did not account for the divestiture of its North American interior business as a discontinued operation due to its continuing involvement with IAC North America.

In October 2007, IAC North America completed the acquisition of the soft trim division of Collins & Aikman Corporation (“C&A”) (the “C&A Acquisition”). In connection with the C&A Acquisition, the senior secured creditors of C&A (the “C&A Creditors”) purchased shares of Class B common stock of IAC North America for an aggregate purchase price of $82.3 million. In addition, in order to finance the C&A Acquisition, IAC North America issued to WL Ross, Franklin and the Company approximately $126 million of additional shares of Class A common stock of IAC North America in a preemptive rights offering. The Company purchased its entire 25% allocation of Class A shares in the preemptive rights offering for $31.6 million. After giving effect to the sale of the Class A and Class B shares, the Company owns 18.75% of the total outstanding shares of common stock of IAC North America. The Company also maintains the same governance and other rights in IAC North America that it possessed prior to the C&A Acquisition.

To effect the issuance of shares in the C&A Acquisition and the settlement of the Company’s contingent funding obligation, on October 11, 2007, IAC North America, WL Ross, Franklin, the Company and the participating C&A Creditors entered into an Amended and Restated Limited Liability Company Agreement of IAC North America (the “Amended LLC Agreement”). The Amended LLC Agreement, among other things,

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(1) provides the participating C&A Creditors certain governance and transfer rights with respect to their Class B shares and (2) eliminates any further funding obligations to IAC North America.

The Company’s investment in IAC North America is accounted for under the equity method (Note 8, “Investments in Affiliates and Other Related Party Transactions”).

(7)	Restructuring

In 2005, the Company initiated a three-year restructuring strategy to (i) eliminate excess capacity and lower the operating costs of the Company, (ii) streamline the Company’s organizational structure and reposition its business for improved long-term profitability and (iii) better align the Company’s manufacturing footprint with the changing needs of its customers. In light of industry conditions and customer announcements, the Company expanded this strategy in 2008. Through the end of 2008, the Company incurred pretax restructuring costs of $528.3 million. In 2009, the Company continued to restructure its global operations and to aggressively reduce its costs. The Company expects accelerated restructuring actions and related investments to continue for the next few years.

Restructuring costs include employee termination benefits, fixed asset impairment charges and contract termination costs, as well as other incremental costs resulting from the restructuring actions. These incremental costs principally include equipment and personnel relocation costs. The Company also incurs incremental manufacturing inefficiency costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. Restructuring costs are recognized in the Company’s consolidated financial statements in accordance with GAAP. Generally, charges are recorded as elements of the restructuring strategy are finalized.

In the 2009 Successor Period, the Company recorded charges of $43.5 million in connection with its restructuring actions. These charges consist of $36.6 million recorded as cost of sales, $6.6 million recorded as selling, general and administrative expenses and $0.3 million recorded as other (income) expense, net. The restructuring charges consist of employee termination benefits of $44.5 million and other related credits of ($1.0) million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations.

A summary of activity for the 2009 Successor Period is shown below (in millions):

	Successor				Successor
	Accrual as of				Accrual as of
	November 8,	2009	Utilization		December 31,
	2009	Charges	Cash	Non-cash	2009

Initial Restructuring Strategy:
Employee termination benefits	$11.6	$0.1	$(0.5)	$—	$11.2
Contract termination costs	2.0	—	—	—	2.0

	13.6	0.1	(0.5)	—	13.2

2008 and 2009 Restructuring Initiatives:
Employee termination benefits	36.6	44.4	(12.4)	—	68.6
Contract termination costs	1.3	—	—	—	1.3
Other related costs	1.0	(1.0)	—	—	—

	38.9	43.4	(12.4)	—	69.9

Total	$52.5	$43.5	$(12.9)	$—	$83.1

In the 2009 Predecessor Period, the Company recorded charges of $100.4 million in connection with its restructuring actions. These charges consist of $96.0 million recorded as cost of sales, $8.8 million recorded as

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

selling, general and administrative expenses, ($0.5) million recorded as other (income) expense, net and ($3.9) recorded as reorganization items and fresh-start accounting adjustments, net. The restructuring charges consist of employee termination benefits of $77.9 million, fixed asset impairment charges of $5.6 million and contract termination costs of $6.6 million, as well as other related costs of $10.3 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $5.6 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan charges of $9.4 million and various other credits of ($2.8) million, the majority of which relate to the rejection of certain lease agreements in connection with the Company’s bankruptcy filing.

A summary of activity for the 2009 Predecessor Period, excluding net pension and other postretirement benefit plan charges of $9.4 million, is shown below (in millions):

	Predecessor				Predecessor
	Accrual as of				Accrual as of
	January 1,	2009	Utilization		November 7,
	2009	Charges	Cash	Non-cash	2009

Initial Restructuring Strategy:
Employee termination benefits	$27.0	$(4.1)	$(11.3)	$—	$11.6
Contract termination costs	5.9	(3.4)	(0.5)	—	2.0

	32.9	(7.5)	(11.8)	—	13.6

2008 and 2009 Restructuring Initiatives:
Employee termination benefits	46.1	82.0	(91.5)	—	36.6
Asset impairments	—	5.6	—	(5.6)	—
Contract termination costs	1.6	0.6	(0.9)	—	1.3
Other related costs	—	10.3	(14.7)	5.4	1.0

	47.7	98.5	(107.1)	(0.2)	38.9

Total	$80.6	$91.0	$(118.9)	$(0.2)	$52.5

In 2008, the Company recorded charges of $177.4 million in connection with its restructuring actions. These charges consist of $147.1 million recorded as cost of sales, $24.0 million recorded as selling, general and administrative expenses and $6.3 million recorded as other (income) expense, net. The 2008 restructuring charges consist of employee termination benefits of $127.9 million, fixed asset impairment charges of $17.5 million and contract termination costs of $9.2 million, as well as other related costs of $22.8 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $17.5 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan charges of $7.5 million, lease cancellation costs of $1.6 million, a reduction in previously recorded repayments of various government-sponsored grants of ($1.6) million and various other costs of $1.7 million.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

A summary of 2008 activity, excluding net pension and other postretirement benefit plan charges of $7.5 million, is shown below (in millions):

	Predecessor				Predecessor
	Accrual as of				Accrual as of
	January 1,	2008	Utilization		December 31,
	2008	Charges	Cash	Non-cash	2008

Initial Restructuring Strategy:
Employee termination benefits	$68.7	$23.7	$(65.4)	$—	$27.0
Asset impairments	—	3.4	—	(3.4)	—
Contract termination costs	5.9	—	—	—	5.9
Other related costs	—	16.9	(16.9)	—	—

	74.6	44.0	(82.3)	(3.4)	32.9

2008 Restructuring Initiatives:
Employee termination benefits	—	104.2	(58.1)	—	46.1
Asset impairments	—	14.1	—	(14.1)	—
Contract termination costs	—	1.7	(0.1)	—	1.6
Other related costs	—	5.9	(5.9)	—	—

	—	125.9	(64.1)	(14.1)	47.7

Total	$74.6	$169.9	$(146.4)	$(17.5)	$80.6

In 2007, the Company recorded charges of $168.8 million in connection with its restructuring actions. These charges consist of $152.7 million recorded as cost of sales and $16.1 million recorded as selling, general and administrative expenses. The 2007 restructuring charges consist of employee termination benefits of $115.5 million, fixed asset impairment charges of $16.8 million and contract termination costs of $24.8 million, as well as other related costs of $11.7 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $16.8 million in excess of related estimated fair values. Contract termination costs include net pension and other postretirement benefit plan curtailment charges of $18.8 million, lease cancellation costs of $4.8 million and the repayment of various government-sponsored grants of $1.2 million.

A summary of 2007 activity, excluding net pension and other postretirement benefit plan curtailment charges of $18.8 million, is shown below (in millions):

	Predecessor				Predecessor
	Accrual as of				Accrual as of
	January 1,	2007	Utilization		December 31,
	2007	Charges	Cash	Non-cash	2007

Initial Restructuring Strategy:
Employee termination benefits	$36.4	$115.5	$(83.2)	$—	$68.7
Asset impairments	—	16.8	—	(16.8)	—
Contract termination costs	3.4	6.0	(3.5)	—	5.9
Other related costs	—	11.7	(11.7)	—	—

	$39.8	$150.0	$(98.4)	$(16.8)	$74.6

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(8)	Investments in Affiliates and Other Related Party Transactions

The Company’s beneficial ownership in affiliates accounted for under the equity method is shown below:

	Successor	Predecessor
December 31,	2009	2008	2007

Shanghai Lear STEC Automotive Parts Co., Ltd. (China)	55%	55%	55%
Lear Shurlok Electronics (Proprietary) Limited (South Africa)	51	51	51
Industrias Cousin Freres, S.L. (Spain)	50	50	50
Lear Dongfeng Automotive Seating Co., Ltd. (China)	50	50	50
Dong Kwang Lear Yuhan Hoesa (Korea)	50	50	50
Lear Jiangling (Jiangxi) Interior Systems Co. Ltd. (China)	50	50	50
Beijing BAI Lear Automotive Systems Co., Ltd. (China)	50	50	50
Beijing Lear Automotive Electronics and Electrical Products Co., Ltd. (China)	50	50	50
Honduras Electrical Distribution Systems S. de R.L. de C.V. (Honduras)	49	49	60
Kyungshin-Lear Sales and Engineering LLC	49	49	60
Tacle Seating USA, LLC	49	49	49
TS Lear Automotive Sdn Bhd. (Malaysia)	46	46	46
Beijing Lear Dymos Automotive Systems Co., Ltd. (China)	40	40	40
UPM S.r.L. (Italy)	39	39	39
Hanil Lear India Private Limited (India)	35	35	50
Markol Otomotiv Yan Sanayi VE Ticaret A.S. (Turkey)	35	35	35
International Automotive Components Group, LLC (Europe)	30	34	34
Furukawa Lear Corporation	20	—	—
International Automotive Components Group North America, LLC	19	19	19
Nanjing Lear Xindi Automotive Interiors Systems Co., Ltd. (China)	—	50	50
Chongqing Lear Chang’an Automotive Trim, Co., Ltd. (China)	—	—	55
Lear Changan (Chongqing) Automotive System Co., Ltd. (China)	—	—	55
Total Interior Systems — America, LLC	—	—	39

There were no changes in the ownership of investments in affiliates during the 2009 Successor Period. Summarized group financial information for affiliates accounted for under the equity method as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, is shown below (unaudited; in millions):

December 31,	2009	2008

Balance sheet data:
Current assets	$1,107.8	$970.2
Non-current assets	819.4	863.7
Current liabilities	958.6	852.7
Non-current liabilities	316.4	278.7

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

For the Year Ended December 31,	2009	2008	2007

Income statement data:
Net sales	$3,199.9	$5,053.9	$4,738.0
Gross profit	171.8	248.9	317.3
Income (loss) before provision for income taxes	(76.4)	(107.0)	135.2
Net income (loss)	(76.5)	(111.9)	104.9

As a result of the adoption of fresh-start accounting, investment in affiliates was re-measured at estimated fair value as of November 7, 2009 (see Note 3, “Fresh-Start Accounting”). As of December 31, 2009 and 2008, the Company’s aggregate investment in affiliates was $138.8 million and $189.7 million, respectively. In addition, the Company had receivables due from affiliates, including notes and advances, of $33.8 million and $35.1 million and payables due to affiliates of $25.9 million and $28.8 million as of December 31, 2009 and December 31, 2008, respectively.

A summary of transactions with affiliates and other related parties is shown below (in millions):

For the Year Ended December 31,	2009	2008	2007

Sales to affiliates	$76.3	$95.8	$82.4
Purchases from affiliates	121.5	250.8	250.1
Purchases from other related parties(1)	2.3	7.6	8.6
Management and other fees for services provided to affiliates	7.1	8.5	8.6
Dividends received from affiliates	5.3	4.1	13.5

(1)	Includes $2.3 million, $3.6 million and $2.8 million in 2009, 2008 and 2007, respectively, paid to CB Richard Ellis for real estate brokerage services, as well as property and project management services; includes $4.0 million and $5.3 million in 2008 and 2007, respectively, paid to Analysts International, Sequoia Services Group for the purchase of computer equipment and for computer-related services; and includes $0.5 million in 2007 paid to Elite Support Management Group, L.L.C. for the provision of information technology temporary support personnel. Each entity employed a relative of the Company’s Chairman, Chief Executive Officer and President. In addition, Elite Support Management was partially owned by a relative of the Company’s Chairman, Chief Executive Officer and President in 2007. As a result, such entities may be deemed to be related parties. These purchases were made in the ordinary course of the Company’s business and in accordance with the Company’s normal procedures for engaging service providers or sourcing suppliers, as applicable.

The Company’s investment in Shanghai Lear STEC Automotive Parts Co., Ltd. is accounted for under the equity method as the result of certain approval rights granted to the minority shareholders. The Company’s investment in International Automotive Components Group North America, LLC is accounted for under the equity method due to the Company’s ability to exert significant influence over the venture.

The Company guarantees 49% of certain of the debt of Tacle Seating USA, LLC. As of December 31, 2009, the aggregate amount of debt guaranteed was $3.4 million.

2009

In July 2009, the Company completed the divestiture of its ownership interest in Nanjing Lear Xindi Automotive Interiors Systems Co., Ltd. for $0.7 million, recognizing a gain on the transaction of $0.7 million, which is reflected in other (income) expense, net for the 2009 Predecessor Period. In April 2009, the Company divested of a portion of its ownership interest in Furukawa Lear Corporation, thereby reducing its ownership interest to 20% from 80%, and commenced accounting for its investment under the equity method of

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

accounting. Previously, Furukawa Lear Corporation was accounted for as a consolidated, less than wholly owned subsidiary.

In July 2009, as a result of an equity transaction between IAC Europe and one of the Company’s joint venture partners, the Company’s ownership interest in IAC Europe decreased to 30.45%, and the Company recognized an impairment charge of $26.6 million related to its investment. The Company has no further funding obligations with respect to this affiliate. Therefore, in the event that IAC Europe requires additional capital to fund its operations, the Company’s equity ownership percentage will likely be diluted. The Company also recognized an impairment charge of $15.4 million related to its investment in another equity affiliate. These impairment charges are reflected in equity in net (income) loss of affiliates in the accompanying statement of operations for the 2009 Predecessor Period. See Note 4, “Summary of Significant Accounting Policies.”

2008

In December 2008, the Company divested its ownership interest in Total Interior Systems — America, LLC for $35.0 million, recognizing a gain on the transaction of $19.5 million, which is reflected in other expense, net in the accompanying consolidated statement of operations for the year ended December 31, 2008. In June 2008, the Company divested of a portion of its ownership interests in Honduras Electrical Distribution Systems S. de R.L. de C.V. and Kyungshin-Lear Sales and Engineering LLC, thereby reducing its ownership interests in these ventures to 49% from 60%. In connection with this transaction, the Company recognized a gain of $2.7 million, which is reflected in other expense, net in the accompanying consolidated statement of operations for the year ended December 31, 2008. In April 2008, the Company divested of a portion of its ownership interest in Hanil Lear India Private Limited, thereby reducing its ownership interest in this venture to 35% from 50%. In connection with this transaction, the Company recognized an impairment charge of $1.0 million in the first quarter of 2008, which is reflected in equity in net (income) loss of affiliates in the accompanying consolidated statement of operations for the year ended December 31, 2008.

Also in 2008, the Company recognized an impairment charge of $34.2 million related to its investment in IAC North America. The impairment charge was based on the significant decline in the operating results of IAC North America, as well as a recently completed financing transaction between IAC North America and certain of its lenders, and is reflected in equity in net (income) loss of affiliates in the accompanying consolidated statement of operations for the year ended December 31, 2008. The Company has no further funding obligations with respect to this affiliate. Therefore, in the event that IAC North America requires additional capital to fund its operations, the Company’s equity ownership percentage will likely be diluted. See Note 4, “Summary of Significant Accounting Policies.”

In the second quarter of 2008, the Company began to consolidate the financial position and operating results of Chongqing Lear Chang’an Automotive Trim, Co., Ltd. and Lear Changan (Chongqing) Automotive System Co., Ltd. as a result of the elimination of certain approval rights granted to the minority shareholders. Previously, the Company’s investments in these ventures were accounted for under the equity method.

2007

In March 2007, the Company completed the transfer of substantially all of the assets of its North American interior business (as well as the interests in two China joint ventures) and contributed cash in exchange for a 25% equity interest and warrants for an additional 7% of the current outstanding common equity of IAC North America, as part of the IAC North America Transaction. In addition, in October 2007, the Company purchased additional shares as part of an offering by the venture. After giving effect to the shares purchased in the equity offering, the Company owns 18.75% of the total outstanding shares (Note 6, “Divestiture of Interior Business”).

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In January 2007, the Company formed Beijing BAI Lear Automotive Systems Co., Ltd., a joint venture with Beijing Automobile Investment Co., Ltd., to manufacture and supply automotive seat systems and components. In December 2007, the Company formed Beijing Lear Automotive Electronics and Electrical Products Co., Ltd., a joint venture with Beijing Automotive Industry Holding Co., Ltd., to manufacture and supply automotive wire harnesses, junction boxes and other electrical and electronic products. Also in December 2007, the Company purchased a 46% stake in TS Hi Tech, a Malaysian manufacturer of automotive seat systems and components. Concurrent with the Company’s investment, the name of the venture was changed to TS Lear Automotive Sdn Bhd.

In addition, the Company’s ownership interest in Lear Jiangling (Jiangxi) Interior Systems Co. Ltd. increased due to the purchase of shares from a joint venture partner. The Company’s ownership interest in International Automotive Components Group, LLC (Europe) increased due to the issuance of additional equity shares to the Company.

(9)	Short-Term Borrowings

The Company utilizes uncommitted lines of credit as needed for its short-term working capital fluctuations. As of December 31, 2009, the Company had unsecured lines of credit from banks totaling $12.4 million, of which $8.9 million was outstanding and $3.5 million was unused and available, subject to certain restrictions imposed by the Company’s long-term debt facilities (Note 10, “Long-Term Debt”). As of December 31, 2009 and 2008, the weighted average interest rate on outstanding borrowings under these lines of credit was 10.2% and 13.5%, respectively.

(10)	Long-Term Debt

A summary of long-term debt and the related weighted average interest rates, including the effect of hedging activities described in Note 17, “Financial Instruments,” is shown below (in millions):

	Successor		Predecessor
December 31,	2009		2008
		Weighted		Weighted
	Long-Term	Average	Long-Term	Average
Debt Instrument	Debt	Interest Rate	Debt	Interest Rate

First Lien Facility	$375.0	7.50%	$—	N/A
Second Lien Facility	550.0	9.00%	—	N/A
Pre-petition Primary Credit Facility — Revolver	—	N/A	1,192.0	4.09%
Pre-petition Primary Credit Facility — Term Loan	—	N/A	985.0	5.46%
8.50% Senior Notes, due 2013	—	N/A	298.0	8.50%
8.75% Senior Notes, due 2016	—	N/A	589.3	8.75%
5.75% Senior Notes, due 2014	—	N/A	399.5	5.635%
Zero-coupon Convertible Senior Notes, due 2022	—	N/A	0.8	4.75%
Other	10.2	2.05%	19.7	4.27%

	935.2		3,484.3
Less — Current portion	(8.1)		(4.3)
Pre-petition Primary Credit Facility	N/A		(2,177.0)

Long-term debt	$927.1		$1,303.0

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

First Lien Facility

On October 23, 2009, the Company entered into a first lien credit agreement (the “First Lien Agreement”) with certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for the issuance of term loans under the First Lien Facility. Pursuant to the terms of the First Lien Agreement, on the Effective Date, the Company had access to $500 million, subject to certain adjustments as defined in the Plan. Upon emergence from Chapter 11 bankruptcy proceedings on November 9, 2009, the Company requested initial funding of $200 million under this facility and had access to the remainder (the remainder to be drawn not later than 35 days after the initial funding and the amount to be determined based on the terms of the Plan and the Company’s liquidity needs). The proceeds of the First Lien Facility were used, in part, to satisfy amounts outstanding under the Company’s debtor-in-possession credit facility, and the remaining proceeds are available for other general corporate purposes. For further information regarding the debtor-in-possession credit facility, see DIP Agreement below.

On November 27, 2009, the Company elected to make the delayed draw provided for under the First Lien Facility in the amount of $175 million. As of December 31, 2009, the aggregate principal amount outstanding under the First Lien Facility was $375.0 million. In addition to the foregoing, upon satisfaction of certain conditions, the Company will have the right to raise additional funds to increase the amount available under the First Lien Facility up to an aggregate amount of $575 million.

The First Lien Facility is comprised of the term loans described in the preceding paragraphs. Obligations under the First Lien Agreement are secured on a first priority basis by a lien on substantially all of the U.S. assets of Lear and its domestic subsidiaries, as well as 100% of the stock of Lear’s domestic subsidiaries and 65% of the stock of certain of Lear’s foreign subsidiaries. In addition, obligations under the First Lien Agreement are guaranteed on a first priority basis, on a joint and several basis, by certain of Lear’s domestic subsidiaries, which are directly or indirectly 100% owned by Lear.

Advances under the First Lien Agreement bear interest at a fixed rate per annum equal to (i) LIBOR (with a LIBOR floor of 2.0%), as adjusted for certain statutory reserves, plus 5.50%, payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the First Lien Agreement) plus 4.50%, payable quarterly. In addition, the First Lien Agreement obligates the Company to pay certain fees to the lenders.

The First Lien Agreement contains various customary representations, warranties and covenants by the Company, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving the Company or its subsidiaries; and (iv) limitations on indebtedness and liens. As of December 31, 2009, the Company was in compliance with all covenants set forth in the First Lien Facility.

Obligations under the First Lien Agreement may be accelerated following certain events of default, including, without limitation, any breach by the Company of any representation, warranty or covenant made in the First Lien Agreement or the entry into bankruptcy by the Company or certain of its subsidiaries.

The First Lien Facility matures on November 9, 2014, provided that if the second lien credit agreement (the “Second Lien Agreement”) is not refinanced prior to three months before its maturity on November 9, 2012, the maturity of the First Lien Facility will be adjusted automatically to three months before the maturity of the Second Lien Facility.

Second Lien Facility

On the Effective Date, the Company entered into the Second Lien Agreement with certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for the issuance

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

of $550 million of term loans under the Second Lien Facility, which debt was issued on the Effective Date in partial satisfaction of the amounts outstanding under the Company’s pre-petition primary credit facility.

Obligations under the Second Lien Agreement are secured on a second priority basis by a lien on substantially all of the U.S. assets of Lear and its domestic subsidiaries, as well as 100% of the stock of Lear’s domestic subsidiaries and 65% of the stock of certain of Lear’s foreign subsidiaries. In addition, obligations under the Second Lien Agreement are guaranteed on a second priority basis, on a joint and several basis, by certain of Lear’s domestic subsidiaries, which are directly or indirectly 100% owned by Lear.

Advances under the Second Lien Agreement bear interest at a fixed rate per annum equal to (i) LIBOR (with a LIBOR floor of 3.5%), as adjusted for certain statutory reserves, plus 5.50% (with certain increases over the life of the Second Lien Facility), payable on the last day of each applicable interest period but in no event less frequently than quarterly, or (ii) the Adjusted Base Rate (as defined in the Second Lien Agreement) plus 4.50% (with certain increases over the life of the Second Lien Facility), payable quarterly. In addition, the Second Lien Agreement obligates the Company to pay certain fees to the lenders.

The Second Lien Agreement contains various customary representations, warranties and covenants by the Company, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving the Company or its subsidiaries; and (iv) limitations on indebtedness and liens. As of December 31, 2009, the Company was in compliance with all covenants set forth in the Second Lien Facility.

Obligations under the Second Lien Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, the failure to pay principal or interest when due, a breach by the Company of any representation, warranty or covenant made in the Second Lien Agreement or the entry into bankruptcy by the Company or certain of its subsidiaries.

The Second Lien Agreement matures on November 9, 2012.

DIP Agreement

On July 6, 2009, the Debtors entered into a credit and guarantee agreement by and among Lear, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “DIP Agreement”). The DIP Agreement provided for new money debtor-in-possession financing comprised of a term loan in the aggregate principal amount of $500 million. On August 4, 2009, the Bankruptcy Court entered an order approving the DIP Agreement, and the Debtors subsequently received proceeds of $500 million, net of related fees and expenses of $36.7 million, related to available debtor-in-possession financing. On the Effective Date, amounts outstanding under the DIP Agreement were repaid, using proceeds of the First Lien Facility and available cash.

Pre-Petition Primary Credit Facility

The Company’s pre-petition primary credit facility consisted of an amended and restated credit and guarantee agreement, as further amended, which provided for maximum revolving borrowing commitments of $1.3 billion and a term loan facility of $1.0 billion. As of December 31, 2008, the aggregate principal amount outstanding under the pre-petition primary credit facility was $2.2 billion. Borrowings and repayments under the pre-petition primary credit facility, as amended, (as well as predecessor facilities) are shown below (in millions):

Year	Borrowings	Repayments

2008 — Predecessor	$1,418.9	$232.9
2007 — Predecessor	1,134.8	1,140.8

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In the 2009 Predecessor Period, there were additional non-cash borrowings of $63.6 million under the pre-petition primary credit facility related to draws on the Company’s outstanding letters of credit. On the Effective Date, pursuant to the Plan, the Company’s pre-petition primary credit facility was cancelled (except for the purposes of allowing creditors under that facility to receive distributions under the Plan and allowing the administrative agent to exercise certain rights). On the Effective Date, pursuant to the Plan, each lender under the pre-petition primary credit facility received its pro rata share of (i) $550 million of term loans under the Second Lien Facility; (ii) $450 million of Series A Preferred Stock; (iii) 35.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (iv) $100 million of cash.

Pre-Petition Senior Notes

The Company’s pre-petition debt securities consisted of senior notes under the following:

•	Indenture dated as of November 24, 2006, by and among Lear, certain subsidiary guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (“BONY”), relating to the 8.5% senior notes due 2013 and the 8.75% senior notes due 2016;

•	Indenture dated as of August 3, 2004, by and among Lear, the guarantors party thereto from time to time and BNY Midwest Trust Company, N.A., as trustee, as amended and supplemented by that certain Supplemental Indenture No. 1 and Supplemental Indenture No. 2, relating to the 5.75% senior notes due 2014; and

•	Indenture dated as of February 20, 2002, by and among Lear, the guarantors party thereto from time to time and BONY, as amended and supplemented by that certain Supplemental Indenture No. 1, Supplemental Indenture No. 2, Supplemental Indenture No. 3 and Supplemental Indenture No. 4, relating to the zero-coupon convertible senior notes due 2022.

As of December 31, 2008, the aggregate amount outstanding under the senior notes was $1.3 billion.

On the Effective Date, pursuant to the Plan, the Company’s pre-petition outstanding debt securities were cancelled and the indentures governing such debt securities were terminated (except for the purposes of allowing holders of the notes to receive distributions under the Plan and allowing the trustees to exercise certain rights). Under the Plan, each holder of senior notes and certain other general unsecured claims against the Debtors and the unsecured deficiency claims of the lenders under the pre-petition primary credit facility received its pro rata share of (i) 64.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (ii) the Warrants.

For further information regarding the Plan and the cancellation of pre-petition obligations, see Note 2, “Reorganization under Chapter 11.”

Pre-Petition Senior Notes — 2008 Transactions

In April 2008, the Company repaid, on the maturity date, €55.6 million ($87.0 million based on the exchange rate in effect as of the transaction date) aggregate principal amount of senior notes. In August 2008, the Company repurchased its remaining senior notes due 2009, with an aggregate principal amount of $41.4 million, for a purchase price of $43.1 million, including the call premium and related fees. In December 2008, the Company repurchased a portion of its senior notes due 2013 and 2016, with an aggregate principal amount of $2.0 million and $10.7 million, respectively, in the open market for an aggregate purchase price of $3.4 million, including related fees. In connection with these transactions, the Company recognized a net gain on the extinguishment of debt of $7.5 million, which is included in other (income) expense, net in the accompanying consolidated predecessor statement of operations for the year ended December 31, 2008.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Other

As of December 31, 2009, other long-term debt was principally made up of amounts outstanding under term loans and capital leases.

Scheduled Maturities

As of December 31, 2009, the scheduled maturities of long-term debt for the five succeeding years are shown below (in millions):

Year	Maturities

2010	$8.1
2011	6.2
2012	555.6
2013	4.3
2014	360.3

The scheduled maturities above reflect the scheduled maturity of the Second Lien Facility in 2012 and the scheduled maturity of the First Lien Facility in 2014. As described above, the First Lien Facility matures in 2014, provided that if the Second Lien Agreement is not refinanced prior to three months before its maturity in 2012, the maturity of the First Lien Facility will be adjusted automatically to three months before the maturity of the Second Lien Facility, resulting in scheduled maturities of long-term debt of $919.4 million, $0.5 million and $0.3 million in 2012, 2013 and 2014, respectively.

(11)	Income Taxes

A summary of consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates and the components of provision (benefit) for income taxes is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008	2007
Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates:
Domestic	$(98.0)	$1,087.0	$(164.1)	$(5.7)
Foreign	64.2	(159.4)	(377.3)	328.9

	$(33.8)	$927.6	$(541.4)	$323.2

Domestic provision (benefit) for income taxes:
Current provision (benefit)	$(0.1)	$(38.8)	$3.4	$20.5
Deferred provision	0.7	0.9	—	—

Total domestic provision (benefit)	0.6	(37.9)	3.4	20.5

Foreign provision (benefit) for income taxes:
Current provision (benefit)	(21.7)	35.8	52.0	113.3
Deferred provision (benefit)	(3.1)	31.3	30.4	(43.9)

Total foreign provision (benefit)	(24.8)	67.1	82.4	69.4

Provision (benefit) for income taxes	$(24.2)	$29.2	$85.8	$89.9

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The domestic provision (benefit) includes withholding taxes related to dividends and royalties paid by the Company’s foreign subsidiaries. The foreign deferred provision (benefit) includes the benefit of prior unrecognized net operating loss carryforwards of $36.6 million and $15.6 million for the years ended December 31, 2008 and 2007, respectively. The foreign deferred provision (benefit) does not include any benefit of prior unrecognized net operating loss carryfowards for the 2009 Successor and 2009 Predecessor Periods.

A summary of the differences between the provision (benefit) for income taxes calculated at the United States federal statutory income tax rate of 35% and the consolidated provision (benefit) for income taxes is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008	2007
Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates multiplied by the United States federal statutory income tax rate	$(11.8)	$324.7	$(189.5)	$113.1
Differences in income taxes on foreign earnings,
losses and remittances	(5.2)	15.2	(15.3)	16.7
Valuation allowance adjustments	54.8	219.5	138.1	(64.2)
Tax credits	—	(1.0)	(0.5)	(3.9)
Goodwill impairment charges	—	111.6	181.6	—
Reorganization items and fresh-start accounting
adjustments, net	—	(641.3)	—	—
Other	(62.0)	0.5	(28.6)	28.2

Provision (benefit) for income taxes	$(24.2)	$29.2	$85.8	$89.9

Under the Plan, the Company’s pre-petition debt securities, primary credit facility and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a bankruptcy case may exclude CODI from income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of the market value of our equity upon emergence from Chapter 11 bankruptcy proceedings, we were able to retain a significant portion of our U.S. net operating loss, capital loss and tax credit carryforwards (collectively, the “Tax Attributes”) after reduction of the Tax Attributes for CODI realized on emergence from Chapter 11 bankruptcy proceedings.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. The Company’s emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. The limitation under the IRC is based on the value of the corporation as of the emergence date. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s Tax Attributes.

For the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, income in foreign jurisdictions with tax holidays was $9.8 million, $99.8 million, $104.4 million and $142.6 million, respectively. Such tax holidays generally expire from 2010 through 2017.

Deferred income taxes represent temporary differences in the recognition of certain items for financial reporting and income tax purposes. A summary of the components of the net deferred income tax asset is shown below (in millions):

	Successor	Predecessor
December 31,	2009	2008

Deferred income tax assets:
Tax loss carryforwards	$715.6	$580.5
Tax credit carryforwards	221.3	218.9
Retirement benefit plans	80.4	106.1
Accrued liabilities	76.5	92.2
Self-insurance reserves	15.0	15.9
Current asset basis differences	25.1	—
Long-term asset basis differences	34.7	—
Defined benefit plan liability adjustments	—	13.8
Deferred compensation	4.1	20.8
Recoverable customer engineering and tooling	10.1	15.7
Derivative instruments and hedging	0.2	18.7

	1,183.0	1,082.6
Valuation allowance	(1,166.4)	(928.3)

	$16.6	$154.3

Deferred income tax liabilities:
Undistributed earnings of foreign subsidiaries	$(2.6)	$(9.0)
Current asset basis differences	—	(7.1)
Long-term asset basis differences	—	(84.3)
Defined benefit plan liability adjustments	(1.7)	—
Other	(2.9)	(1.9)

	$(7.2)	$(102.3)

Net deferred income tax asset	$9.4	$52.0

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company continues to maintain a valuation allowance related to its net deferred tax assets in the United States and several foreign jurisdictions. The Company’s current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries, particularly the United States. The Company intends to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. The Company’s future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated. The classification of the net deferred income tax asset is shown below (in millions):

	Successor	Predecessor
December 31,	2009	2008

Deferred income tax assets:
Current	$37.3	$62.3
Long-term	72.8	74.4
Deferred income tax liabilities:
Current	(16.9)	(4.4)
Long-term	(83.8)	(80.3)

Net deferred income tax asset	$9.4	$52.0

Deferred income taxes have not been provided on $1.2 billion of certain undistributed earnings of the Company’s foreign subsidiaries as such amounts are considered to be permanently reinvested. It is not practicable to determine the unrecognized deferred tax liability on these earnings because the actual tax liability on these earnings, if any, is dependent on circumstances existing when remittance occurs.

As of December 31, 2009, the Company had tax loss carryforwards of $2.4 billion. Of the total tax loss carryforwards, $1.4 billion has no expiration date, and $1.0 billion expires from 2010 through 2029. In addition, the Company had tax credit carryforwards of $221.3 million comprised principally of U.S. foreign tax credits, research and development credits and investment tax credits that generally expire between 2014 and 2028.

On January 1, 2007, the Company adopted new GAAP provisions, which clarified the accounting for uncertainty in income taxes by establishing minimum standards for the recognition and measurement of tax positions taken or expected to be taken in a tax return. Under these new requirements, the Company must review all of its tax positions and make a determination as to whether its position is more-likely-than-not to be sustained upon examination by regulatory authorities. If a tax position meets the more-likely-than-not standard, then the related tax benefit is measured based on a cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement or disposition of the underlying issue. The Company recognized the cumulative impact of the adoption of these requirements as a $4.5 million decrease to its liability for unrecognized tax benefits with a corresponding decrease to its retained deficit balance as of January 1, 2007.

As of December 31, 2009 and 2008, the Company’s gross unrecognized tax benefits were $63.8 million and $99.8 million, respectively (excluding interest and penalties), of which $63.8 million and $92.4 million, respectively, if recognized, would affect the Company’s effective tax rate. The gross unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate due primarily to the impact of the valuation allowance. The gross unrecognized tax benefits are recorded in other long-term liabilities, with the exception of $2.7 million and $9.4 million (excluding interest and penalties), which is recorded in accrued liabilities as of December 31, 2009 and 2008, respectively.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

A summary of the changes in gross unrecognized tax benefits for each of the periods in the two years ended December 31, 2009, is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
	2009	2009	2008
Balance at beginning of period	$93.2	$99.8	$135.8
Additions based on tax positions related to current year	0.9	0.5	10.3
Additions (reductions) based on tax positions related to prior years	(28.8)	7.7	0.7
Settlements	—	(12.4)	(0.2)
Statute expirations	—	(8.0)	(30.1)
Foreign currency translation	(1.5)	5.6	(16.7)

Balance at end of period	$63.8	$93.2	$99.8

The Company recognizes interest and penalties with respect to unrecognized tax benefits as income tax expense. As of December 31, 2009 and 2008, the Company had recorded gross reserves of $26.7 and $36.4 million (excluding federal benefit where applicable), respectively, related to interest and penalties, of which $20.2 million and $29.6 million, respectively, if recognized, would affect the Company’s effective tax rate. During the 2009 Successor Period, the 2009 Predecessor Period and the year ended December 31, 2008, the Company recorded net tax (benefit) expense (including federal benefit where applicable) related to changes in its reserves for interest and penalties of ($4.8) million, ($3.2) million and $10.1 million, respectively.

The Company operates in multiple jurisdictions throughout the world, and its tax returns are periodically audited or subject to review by both domestic and foreign tax authorities. During the next twelve months, it is reasonably possible that, as a result of audit settlements, the conclusion of current examinations and the expiration of the statute of limitations in several jurisdictions, the Company may decrease the amount of its gross unrecognized tax benefits by approximately $22.3 million, all of which, if recognized, would affect its effective tax rate. The gross unrecognized tax benefits subject to potential decrease involve issues related to transfer pricing, tax credits and various other tax items in several jurisdictions. However, as a result of ongoing examinations, tax proceedings in certain countries, additions to the gross unrecognized tax benefits for positions taken and interest and penalties, if any, arising in 2010, it is not possible to estimate the potential net increase or decrease to the Company’s gross unrecognized tax benefits during the next twelve months.

The Company considers its significant tax jurisdictions to include Canada, Germany, Hungary, Italy, Mexico, Poland, Spain and the United States. The Company or its subsidiaries remain subject to income tax examination in certain U.S. state and local jurisdictions for years after 1998; however, for any taxable year prior to 2009, such jurisdictions are generally limited to the amount of any tax claims they filed in the Bankruptcy Court by January 4, 2010. Further, the Company or its subsidiaries remain subject to income tax examination in Germany for years after 2000, in Mexico for years after 2002, in Hungary and Poland for years after 2003, in Spain and Italy generally for years after 2004, and in the U.S. and Canada for years after 2008.

(12)	Pension and Other Postretirement Benefit Plans

The Company has noncontributory defined benefit pension plans covering certain domestic employees and certain employees in foreign countries, principally Canada. The Company’s salaried pension plans provide benefits based on final average earnings formulas. The Company’s hourly pension plans provide benefits under flat benefit and cash balance formulas. The Company also has contractual arrangements with certain

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

employees which provide for supplemental retirement benefits. In general, the Company’s policy is to fund its pension benefit obligation based on legal requirements, tax considerations and local practices.

The Company has postretirement benefit plans covering certain domestic and Canadian employees. The Company’s postretirement benefit plans generally provide for the continuation of medical benefits for all eligible employees who complete ten years of service after age 45 and retire from the Company at age 55 or older. The Company does not fund its postretirement benefit obligation. Rather, payments are made as costs are incurred by covered retirees.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Obligations and Funded Status

A reconciliation of the change in benefit obligation and the change in plan assets for the 2009 Successor Period, the 2009 Predecessor Period and the year ended December 31, 2008, is shown below (in millions):

	Pension			Other Postretirement
	Successor	Predecessor		Successor	Predecessor
	Two Month	Ten Month		Two Month	Ten Month
	Period	Period	Year	Period	Period	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	Dec 31,	Nov 7,	Dec 31,	Dec 31,	Nov 7,	Dec 31,
	2009	2009	2008	2009	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of period	$814.7	$778.5	$887.4	$155.4	$172.4	$273.9
Impact of change in measurement date (accounting pronouncement adoption)	—	—	14.9	—	—	6.1
Service cost	1.3	7.9	16.0	0.2	2.2	7.2
Interest cost	6.8	39.3	48.0	1.2	9.6	15.4
Amendments	—	(1.5)	—	—	(39.5)	(23.2)
Actuarial (gain) loss	(4.5)	10.2	(38.9)	(0.4)	13.2	(68.8)
Benefits paid	(7.1)	(44.4)	(70.0)	(1.3)	(9.2)	(13.0)
Curtailment gain	—	(0.6)	(4.1)	—	(1.3)	(3.6)
Special termination benefits	—	0.6	3.4	—	0.3	0.4
Settlements	—	(19.6)	—	—	—	—
Translation adjustment	6.1	44.3	(78.2)	1.3	7.7	(22.0)

Benefit obligation at end of period	$817.3	$814.7	$778.5	$156.4	$155.4	$172.4

	Pension			Other Postretirement
	Successor	Predecessor		Successor	Predecessor
	Two Month	Ten Month		Two Month	Ten Month
	Period	Period	Year	Period	Period	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	Dec 31,	Nov 7,	Dec 31,	Dec 31,	Nov 7,	Dec 31,
	2009	2009	2008	2009	2009	2008
Fair value of plan assets at beginning of period	$661.8	$523.8	$728.3	$—	$—	$—
Actual return on plan assets	15.3	69.5	(149.2)	—	—	—
Employer contributions	7.2	73.6	81.5	1.3	9.2	13.0
Benefits paid	(7.1)	(44.3)	(70.0)	(1.3)	(9.2)	(13.0)
Translation adjustment	8.8	39.2	(66.8)	—	—	—

Fair value of plan assets at end of period	$686.0	$661.8	$523.8	$—	$—	$—

Funded status	$(131.3)	$(152.9)	$(254.7)	$(156.4)	$(155.4)	$(172.4)

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Pension		Other Postretirement
	Successor	Predecessor	Successor	Predecessor
December 31,	2009	2008	2009	2008

Amounts recognized in the consolidated balance sheets:
Other long-term assets	$44.8	$27.5	$—	$—
Accrued liabilities	(10.3)	(11.0)	(10.1)	(11.3)
Other long-term liabilities	(165.8)	(271.2)	(146.3)	(161.1)

As a result of the change in the Company’s measurement date discussed below, employer contributions to the Company’s pension plans in 2008 include $29.6 million of contributions for the period from October 1, 2007 to December 31, 2007. In addition, pension and other postretirement benefits paid in 2008 include $8.7 million and $2.3 million, respectively, of benefit payments for the period from October 1, 2007 to December 31, 2007.

As of December 31, 2009 and 2008, the accumulated benefit obligation for all of the Company’s pension plans was $813.4 million and $775.1 million, respectively. As of December 31, 2009 and 2008, the majority of the Company’s pension plans had accumulated benefit obligations in excess of plan assets. The projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets of pension plans with accumulated benefit obligations in excess of plan assets were $581.7 million, $579.1 million and $405.7 million, respectively, as of December 31, 2009, and $591.1 million, $589.3 million and $309.8 million, respectively, as of December 31, 2008.

Effective January 1, 2009, the Company elected to amend certain of its U.S. salaried other postretirement benefit plans to eliminate post-65 salaried retiree medical and life insurance coverage and to increase the retiree contribution rate for pre-65 salaried retiree medical coverage. This amendment resulted in a reduction of the other postretirement benefit obligation of $21.8 million as of December 31, 2008. In addition, negotiated amendments to certain of the Company’s foreign other postretirement benefit plans resulted in a reduction of the other postretirement benefit obligation of $39.5 million in the 2009 Predecessor Period.

Change in Measurement Date

On January 1, 2008, the Company adopted new GAAP provisions, which required the measurement of defined benefit plan assets and liabilities as of the annual balance sheet date beginning in the fiscal period ending after December 15, 2008. In previous years, the Company measured its defined benefit plan assets and liabilities primarily using a measurement date of September 30, as previously allowed under GAAP. As of January 1, 2008, the required adjustment to recognize the net periodic benefit cost for the transition period from October 1, 2007 to December 31, 2007, was determined using the 15-month measurement approach. Under this approach, the net periodic benefit cost was determined for the period from October 1, 2007 to December 31, 2008, and the adjustment for the transition period was calculated on a pro-rata basis. The Company recorded an after-tax transition adjustment of $6.9 million as an increase to beginning retained deficit, $1.0 million as an increase to beginning accumulated other comprehensive income and $5.9 million as an increase to the net pension and other postretirement liability related accounts, including the deferred tax accounts, as of January 1, 2008.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Comprehensive Income (Loss) and Accumulated Other Comprehensive Loss

In connection with the adoption of fresh-start accounting, amounts recorded in accumulated other comprehensive loss as of November 7, 2009, were eliminated. For further information, see Note 3, “Fresh-Start Accounting.” Amounts recognized in comprehensive income (loss) for the 2009 Successor and 2009 Predecessor Periods are shown below (in millions):

	Pension		Other Postretirement
	Successor	Predecessor	Successor	Predecessor
	Two Month	Ten Month	Two Month	Ten Month
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31,	November 7,	December 31,	November 7,
	2009	2009	2009	2009

Actuarial gains recognized:
Reclassification adjustments	$—	$9.1	$—	$0.2
Actuarial gain (loss) arising during the period	12.7	24.8	0.4	(12.4)
Prior service credit (cost) recognized:
Reclassification adjustments	—	13.3	—	(9.3)
Prior service cost arising during the period	—	1.6	—	39.5
Transition obligation recognized:
Reclassification adjustments	—	—	—	3.9
Translation adjustment	—	(8.9)	—	5.0

	$12.7	$39.9	$0.4	$26.9

Pension and other postretirement comprehensive income for the 2009 Predecessor Period includes $24.9 million and $30.1 million, respectively, of income related to fresh-start accounting adjustments.

Pretax amounts recorded in accumulated other comprehensive loss that are not yet recognized in net periodic benefit cost are shown below (in millions):

	Pension		Other Postretirement
	Successor	Predecessor	Successor	Predecessor
December 31,	2009	2008	2009	2008

Net actuarial gain (loss)	$12.7	$(193.8)	$0.4	$(1.9)
Net transition obligation	—	(0.1)	—	(3.7)
Prior service credit (cost)	—	(52.2)	—	47.0

Net unrecognized gain (loss)	$12.7	$(246.1)	$0.4	$41.4

The Company does not expect to recognize any amounts recorded in accumulated other comprehensive loss as components of net periodic benefit cost in the year ended December 31, 2010.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Net Periodic Benefit Cost

The components of the Company’s net periodic benefit cost for its pension plans are shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
Pension	2009	2009	2008	2007
Service cost	$1.3	$7.9	$16.0	$26.2
Interest cost	6.8	39.3	48.0	44.9
Expected return on plan assets	(7.2)	(35.1)	(54.7)	(46.7)
Amortization of actuarial loss	—	4.9	0.4	3.0
Amortization of transition asset	—	—	(0.1)	(0.2)
Amortization of prior service cost	—	4.7	6.8	4.9
Settlement loss	—	3.2	1.2	—
Special termination benefits	—	0.7	2.9	5.9
Curtailment (gain) loss, net	—	8.5	7.4	(0.8)

Net periodic benefit cost	$0.9	$34.1	$27.9	$37.2

The components of the Company’s net periodic benefit cost for its other postretirement benefit plans are shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,
Other Postretirement	2009	2009	2008	2007
Service cost	$0.2	$2.2	$7.2	$10.6
Interest cost	1.2	9.6	15.4	15.0
Amortization of actuarial loss	—	0.2	3.4	4.7
Amortization of transition obligation	—	0.5	0.8	0.9
Amortization of prior service credit	—	(6.2)	(3.5)	(3.6)
Special termination benefits	—	0.3	0.3	1.1
Curtailment gain, net	—	(1.1)	(2.8)	(13.5)

Net periodic benefit cost	$1.4	$5.5	$20.8	$15.2

For the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, the Company recognized net pension and other postretirement benefit curtailment and other losses of $9.4 million, $7.5 million and $18.8 million, respectively, related to its restructuring actions. Also in 2007, the Company recognized a curtailment gain of $36.4 million resulting from the Company’s election to freeze its U.S. salaried defined benefit pension plan effective December 31, 2006. This gain was recognized in 2007 as the related curtailment occurred after the 2006 measurement date.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Assumptions

The weighted average actuarial assumptions used in determining the benefit obligations are shown below:

	Pension		Other Postretirement
	Successor	Predecessor	Successor	Predecessor
December 31,	2009	2008	2009	2008

Discount rate:
Domestic plans	5.93%	5.73%	5.50%	5.75%
Foreign plans	5.88%	6.25%	6.60%	7.50%
Rate of compensation increase:
Foreign plans	3.71%	3.25%	N/A	N/A

The weighted average actuarial assumptions used in determining net periodic benefit cost are shown below:

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,	December 31,
	2009	2009	2008	2007
Pension
Discount rate:
Domestic plans	5.47%	5.68%	6.25%	6.00%
Foreign plans	5.81%	6.23%	5.40%	5.00%
Expected return on plan assets:
Domestic plans	8.25%	8.25%	8.25%	8.25%
Foreign plans	6.90%	6.90%	6.90%	6.90%
Rate of compensation increase:
Foreign plans	3.71%	3.24%	3.90%	3.90%
Other postretirement
Discount rate:
Domestic plans	5.50%	5.75%	6.10%	5.90%
Foreign plans	6.50%	7.50%	5.60%	5.30%

The expected return on plan assets is determined based on several factors, including adjusted historical returns, historical risk premiums for various asset classes and target asset allocations within the portfolio. Adjustments made to the historical returns are based on recent return experience in the equity and fixed income markets and the belief that deviations from historical returns are likely over the relevant investment horizon.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A 1% increase in the assumed rate of healthcare cost increases each year would increase the postretirement benefit obligation by $20.5 million as of December 31, 2009, and increase the postretirement net periodic benefit cost by $0.2 million and $2.4 million for the 2009 Successor and 2009 Predecessor Periods, respectively. A 1% decrease in the assumed rate of healthcare cost increases each year would decrease the postretirement benefit obligation by $17.1 million as of December 31, 2009, and decrease the postretirement net periodic benefit cost by $0.2 million and $1.9 million for the 2009 Successor and 2009 Predecessor Periods, respectively.

For the measurement of postretirement benefit obligation as of December 31, 2009, domestic healthcare costs were assumed to increase 9% in 2010, grading down over time to 5% in eight years. Foreign healthcare

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

costs were assumed to increase 6% in 2010, grading down over time to 5% in 15 years on a weighted average basis.

Plan Assets

With the exception of investments in hedge funds, plan assets are valued at fair value using a market approach and observable inputs, such as quoted market prices in active markets (Level 1 input based on the GAAP fair value hierarchy). Investments in hedge funds are valued at fair value based on net asset per share or unit provided for each investment fund. Net asset value per share or unit is considered an unobservable input (Level 3 input based on the GAAP fair value hierarchy). The Company’s plan assets include investments in hedge funds of $58.1 million as of December 31, 2009. During the 2009 Successor Period, changes in the fair value of these plan assets were due to unrealized gains of $0.9 million, realized losses of ($0.1) million, net purchases, sales and settlements of ($2.0) million and the impact of translation and other of $0.7 million. During the 2009 Predecessor Period, changes in the fair value of these plan assets were due to unrealized gains of $2.9 million, net purchases, sales and settlements of ($3.9) million and the impact of translation and other of $3.2 million. For further information on the GAAP fair value hierarchy, see Note 17, “Financial Instruments.”

The Company’s pension plan assets by asset category are shown below (in millions). Pension plan assets for the foreign plans relate to the Company’s pension plans in Canada and the United Kingdom.

	Successor	Predecessor
December 31,	2009	2008

Equity securities:
Domestic plans	$191.5	$139.1
Foreign plans	191.0	129.0
Debt securities:
Domestic plans	78.2	79.4
Foreign plans	130.2	105.1
Investments in hedge funds:
Domestic plans	28.1	27.0
Foreign plans	30.0	29.4
Cash and other:
Domestic plans	3.5	1.3
Foreign plans	33.5	13.5

The Company’s investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital. The Company believes that this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans. For the domestic portfolio, the Company targets an equity allocation of 50% — 80% of plan assets, a fixed income allocation of 15% — 45% and a cash allocation of 0% — 10%. For the foreign portfolio, the Company targets an equity allocation of 45% — 75% of plan assets, a fixed income allocation of 30% — 50% and a cash allocation of 0% — 10%. Differences in the target allocations of the domestic and foreign portfolios are reflective of differences in the underlying plan liabilities. Diversification within the investment portfolios is pursued by asset class and investment management style. The investment portfolios are reviewed on a quarterly basis to maintain the desired asset allocations, given the market performance of the asset classes and investment management styles.

The Company utilizes investment management firms to manage these assets in accordance with the Company’s investment policies. Excluding investments in hedge funds, retained investment managers are provided investment guidelines that indicate prohibited assets, which include commodities contracts, futures

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

contracts, options, venture capital, real estate and interest-only or principal-only strips. Derivative instruments are also prohibited without the specific approval of the Company. Investment managers are limited in the maximum size of individual security holdings and the maximum exposure to any one industry relative to the total portfolio. Fixed income managers are provided further investment guidelines that indicate minimum credit ratings for debt securities and limitations on weighted average maturity and portfolio duration.

The Company evaluates investment manager performance against market indices which the Company believes are appropriate to the investment management style for which the investment manager has been retained. The Company’s investment policies incorporate an investment goal of aggregate portfolio returns which exceed the returns of the appropriate market indices by a reasonable spread over the relevant investment horizon.

Contributions

Based on minimum funding requirements, the Company expects required contributions to be approximately $25 to $30 million to its domestic and foreign pension plans in 2010. The Company may elect to make contributions in excess of the minimum funding requirements in response to investment performance and changes in interest rates, to achieve funding levels required by the Company’s defined benefit plan arrangements or when the Company believes it is financially advantageous to do so and based on its other capital requirements. The Company’s minimum funding requirements after 2010 will depend on several factors, including investment performance and interest rates. The Company’s minimum funding requirements may also be affected by changes in applicable legal requirements.

Benefit Payments

As of December 31, 2009, the Company’s estimate of expected benefit payments, excluding expected settlements relating to its restructuring actions, in each of the five succeeding years and in the aggregate for the five years thereafter are shown below (in millions):

		Other
Year	Pension	Postretirement

2010	$40.6	$10.1
2011	37.1	10.5
2012	35.5	10.5
2013	32.6	10.9
2014	34.4	11.1
Five years thereafter	203.1	58.3

Defined Contribution and Multi-Employer Pension Plans

The Company also sponsors defined contribution plans and participates in government-sponsored programs in certain foreign countries. Contributions are determined as a percentage of each covered employee’s salary. The Company also participates in multi-employer pension plans for certain of its hourly employees. Contributions are based on collective bargaining agreements. For the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, the aggregate cost of the defined contribution and multi-employer pension plans was $0.6 million, $5.3 million, $6.8 million and $13.1 million, respectively.

The Company also has a defined contribution retirement program for its salaried employees. Contributions to this program are determined as a percentage of each covered employee’s eligible compensation. For the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, the

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Company recorded expense of $1.8 million, $10.3 million, $12.3 million and $16.1 million, respectively, related to this program.

Adoption of New Accounting Pronouncement

On January 1, 2008, the Company adopted new GAAP provisions, which were effective for fiscal periods beginning after December 15, 2007, requiring the recognition of a liability for endorsement split-dollar life insurance arrangements that provide postretirement benefits. In accordance with the specified transition provisions, the Company recorded a cumulative effect of a change in accounting principle of $4.9 million as an increase to beginning retained deficit and an increase to other long-term liabilities as of January 1, 2008.

(13)	Capital Stock

Common Stock

The Company is authorized to issue up to 300,000,000 shares of Common Stock. The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “LEA” and has the following rights and privileges:

•	Voting Rights — All shares of the Company’s common stock have identical rights and privileges. With limited exceptions, holders of common stock are entitled to one vote for each outstanding share of common stock held of record by each stockholder on all matters properly submitted for the vote of the Company’s stockholders.

•	Dividend Rights — Subject to applicable law, any contractual restrictions and the rights of the holders of outstanding Series A Preferred Stock, if any, holders of common stock are entitled to receive ratably such dividends and other distributions that the Company’s board of directors, in its discretion, declares from time to time.

•	Liquidation Rights — Upon the dissolution, liquidation or winding up of the Company, subject to the rights of the holders of outstanding Series A Preferred Stock, if any, holders of common stock are entitled to receive ratably the assets of the Company available for distribution to the Company’s stockholders in proportion to the number of shares of common stock held by each stockholder.

•	Conversion, Redemption and Preemptive Rights — Holders of common stock have no conversion, redemption, sinking fund, preemptive, subscription or similar rights.

•	Registration Rights — On the Effective Date, the Company entered into a Registration Rights Agreement with certain holders of common stock, that, subject to certain limitations contained therein, grants to such holders rights (i) to demand that the Company register, under the Securities Act, common stock held by such holders and issued on the Effective Date or thereafter acquired by such holders and (ii) to participate in the Company’s registrations of common stock. The Registration Rights Agreement will terminate on the third anniversary of the Effective Date.

Series A Preferred Stock

The Company is authorized to issue up to 100,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. The Company currently has outstanding shares of Series A Preferred Stock.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company’s Series A Preferred Stock has the following rights and privileges:

•	Voting — In general, holders of the Series A Preferred Stock are entitled to one vote for each share of common stock issuable upon conversion and shall vote together as a single class with holders of common stock on all matters properly submitted for the vote of the Company’s stockholders.

•	Dividend Rights — Except as described below, the Series A Preferred Stock shall not bear any mandatory dividend. Holders of the Series A Preferred Stock will participate in any dividends or other distributions declared on the common stock (other than a dividend payable solely in additional shares of common stock) based on the number of shares of common stock issuable upon conversion immediately prior to the applicable record date for such dividend. So long as any Series A Preferred Stock is outstanding, the Company shall not declare, pay or set aside any dividends on common stock (other than a dividend payable solely in additional shares of common stock) unless holders of the Series A Preferred Stock have received, or shall simultaneously receive, a dividend in an amount equal to the dividend such holders would have been entitled to receive based on the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. Additionally, so long as any Series A Preferred Stock is outstanding, the Company shall not redeem, purchase or otherwise acquire directly or indirectly any common stock, other than (i) the repurchase of common stock held by its departing employees and directors or (ii) cash payments made in lieu of fractional shares of common stock that would otherwise be issued upon any conversion, exercise or exchange of any capital stock, option, warrant or other security that is convertible into, or exercisable or exchangeable for, common stock or any reverse split or other combination of common stock. The Company’s board of directors may declare dividends or other distributions with respect to the Series A Preferred Stock regardless of whether any dividend or other distribution is declared with respect to the common stock.

•	Liquidation Rights — Upon the dissolution, liquidation or winding up of the Company, no distributions or payments may be made to or set aside for holders of common stock until full payment of all amounts required to be paid to holders of the Series A Preferred Stock has been made. Holders of the Series A Preferred Stock are entitled to receive payment out of the Company’s assets available for distribution, an amount per share of Series A Preferred Stock equal to the greater of (i) $41.30 per share (subject to adjustment) plus an amount equal to all declared and unpaid dividends thereon, if any, and (ii) the amount that would be payable to such holder in respect of the common stock issuable upon conversion of the Series A Preferred Stock, assuming conversion of all Series A Preferred Stock into common stock immediately prior to such dissolution, liquidation or winding up of the Company. The board of directors may declare dividends or distributions on the Series A Preferred Stock regardless of whether any dividend or other distribution is declared with respect to the common stock.

•	Conversion Rights — Holders of the Series A Preferred Stock may elect at any time to convert their shares of Series A Preferred Stock into shares of common stock. All shares of Series A Preferred Stock will be converted into shares of common stock on November 9, 2012, unless earlier converted pursuant to the terms of such Series A Preferred Stock. Conversion of the Series A Preferred Stock will dilute the ownership interest of holders of common stock.

Warrants

In connection with the Plan, the Company issued 8,157,249 Warrants on the Effective Date. As of December 31, 2009, there were 6,377,068 Warrants outstanding. In accordance with GAAP, the Company has accounted for these Warrants as equity instruments. The Company estimated the fair value of Warrants issued at

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

$305.9 million using a Monte Carlo simulation pricing model, assuming volatility of 60%. The following is a description of the Warrants:

•	Exercise — Each Warrant entitles its holder to purchase one share of common stock at an exercise price of $0.01 per share of common stock (the “Exercise Price”), subject to adjustment. The Warrants are exercisable at any time during the period (a) commencing on the business day immediately following a period of 30 consecutive trading days during which the closing price of the common stock for at least 20 of the trading days is equal to or greater than $39.63 (as adjusted from time to time) and (b) ending on November 9, 2014 (warrant expiration date). On December 21, 2009, the Warrants became exercisable at an exercise price of $0.01 per share of common stock.

•	No Rights as Stockholders — Prior to the exercise of the Warrants, no holder of Warrants (solely in its capacity as a holder of Warrants) is entitled to any rights as a stockholder of the Company, including, without limitation, the right to vote, receive notice of any meeting of stockholders or receive dividends, allotments or other distributions.

•	Adjustments — The number of shares of common stock for which a Warrant is exercisable, the Exercise Price and the Trigger Price (as defined in the warrant agreement) will be subject to adjustment from time to time upon the occurrence of certain events, including an increase in the number of outstanding shares of common stock by means of a dividend consisting of shares of common stock, a subdivision of the Company’s outstanding shares of common stock into a larger number of shares of common stock or a combination of the Company’s outstanding shares of common stock into a smaller number of shares of common stock. In addition, upon the occurrence of certain events constituting a reorganization, recapitalization, reclassification, consolidation, merger or similar event, each holder of a Warrant will have the right to receive, upon exercise of a Warrant (if then exercisable), an amount of securities, cash or other property receivable by a holder of the number of shares of common stock for which a Warrant is exercisable immediately prior to such event.

(14)	Stock-Based Compensation

Successor

As contemplated by the Plan, the Company adopted the Lear Corporation 2009 Long-Term Stock Incentive Plan as of November 9, 2009 (as amended, the “2009 LTSIP”). The 2009 LTSIP reserves 5,907,874 shares of common stock for issuance under stock option, restricted stock, restricted stock unit, restricted unit, performance share, performance unit and stock appreciation right awards.

On November 9, 2009, the Company granted 1,343,998 restricted stock units under the 2009 LTSIP to certain of its employees. The restricted stock units were valued at $38.99 based on the reorganization value of the Successor Common Stock (see Note 3, “Fresh-Start Accounting”). Certain of the restricted stock unit awards vest in equal monthly installments over 36 months beginning one month following the grant date, and the remaining of the restricted stock unit awards vest in equal annual installments over three years beginning one year following the grant date. The Company recognized compensation expense related to the restricted stock unit award of $8.0 million in the 2009 Successor Period. Unrecognized compensation expense related to the restricted stock unit award of $44.4 million will be recognized over the next 1.5 years on a weighted average basis. During the 2009 Successor Period, restricted stock units of 42,385 vested and were settled in shares of common stock. As of December 31, 2009, restricted stock units of 1,301,613 were outstanding.

Predecessor

The Company had issued stock options under the 1996 Stock Option Plan and stock options, performance shares, restricted stock units and stock appreciation rights under the Long-Term Stock Incentive Plan. Upon

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

emergence from Chapter 11 bankruptcy proceedings, all common stock and common stock equivalents were extinguished under the Plan.

A summary of stock option, performance share, restricted stock unit and stock appreciation right transactions during the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, is shown below:

				Restricted	Stock
			Performance	Stock	Appreciation
	Stock Options		Shares(1)	Units(2)	Rights(3)
		(Price Range)

Outstanding as of January 1, 2007	2,790,305	$22.12 - $55.33	169,909	1,964,571	1,751,854
Granted	—	N/A	104,928	468,823	685,179
Distributed or exercised	(228,400)	$22.12 - $39.00	—	(732,702)	(209,209)
Expired or cancelled	(690,675)	$22.12 - $55.33	(16,812)	(68,705)	(48,149)

Outstanding as of December 31, 2007	1,871,230	$22.12 - $55.33	258,025	1,631,987	2,179,675
Granted	—	N/A	—	286,030	510,550
Distributed or exercised	(1,850)	$22.12	(42,013)	(714,498)	(98,965)
Expired or cancelled	(601,200)	$22.12 - $54.22	(47,316)	(162,779)	(158,515)

Outstanding as of December 31, 2008	1,268,180	$22.12 - $55.33	168,696	1,040,740	2,432,745
Distributed or exercised	—	N/A	(75,755)	(103,933)	—
Expired or cancelled	(1,268,180)	$22.12 - $55.33	(92,941)	(936,807)	(2,432,745)

Outstanding as of November 7, 2009	—	N/A	—	—	—

(1)	Performance shares reflected as “granted” were notional shares granted at the beginning of a three-year performance period whose eventual payout is subject to satisfaction of performance criteria. Performance shares reflected as “distributed” were those performance shares that were paid out in shares of common stock upon satisfaction of the performance criteria at the end of the three-year performance period.

(2)	In 2008, eligible plan participants were provided the opportunity to exchange up to 50% of certain of their existing restricted stock units, in 25% increments, for either notional cash account credits or cash-settled stock appreciation rights. With respect to the notional cash account credit alternative, each eligible restricted stock unit was exchanged for a notional cash account credit in the amount of the closing stock price on the date of exchange. With respect to the cash-settled stock appreciation right alternative, each eligible restricted stock unit was exchanged for cash-settled stock appreciation rights covering three to four shares of the Company’s common stock. The notional cash account credits and the cash-settled stock appreciation rights vest in accordance with the terms of the original restricted stock units, generally three years from the original grant date. In connection with these transactions, restricted stock units reflected as “expired or cancelled” in 2008 include 75,084 of exchanged units.

(3)	Excludes cash-settled stock appreciation rights.

All outstanding options were exercisable. All outstanding performance shares and restricted stock units were nonvested. Performance shares and restricted stock units were distributed when vested.

Performance shares vested in three years following the grant date. Restricted stock units vested in two to five years following the grant date. Stock appreciation rights vested in six months to three years following the grant date and expired three and a half years to seven years following the grant date. A summary of the

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

weighted average grant date fair value of nonvested stock-settled stock appreciation rights for the 2009 Predecessor Period is shown below:

	Stock	Weighted Average
	Appreciation	Grant Date
	Rights	Fair Value

Nonvested as of January 1, 2009	1,696,804	$9.80
Vested	(245,000)	0.69
Expired and cancelled	(1,451,804)	11.33

Nonvested as of November 7, 2009	—	N/A

The fair values of the stock-settled stock appreciation rights were estimated as of the grant dates using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yields of 0.00%; expected life of four years in 2008 and five years in 2007; risk-free interest rate of 2.2% in 2008 and 3.82% in 2007; and expected volatility of 60% in 2008 and 40% in 2007. The weighted average fair value of the stock-settled stock appreciation rights were $1.13 per right in 2008 and $13.80 per right in 2007.

(15)	Commitments and Contingencies

Legal and Other Contingencies

As of December 31, 2009 and December 31, 2008, the Company had recorded reserves for pending legal disputes, including commercial disputes and other matters, of $18.8 million and $31.4 million, respectively. Such reserves reflect amounts recognized in accordance with GAAP and typically exclude the cost of legal representation. Product liability and warranty reserves are recorded separately from legal reserves, as described below.

Chapter 11 Bankruptcy Proceedings

As described in Note 2, “Reorganization under Chapter 11,” on November 9, 2009, the Debtors emerged from Chapter 11 bankruptcy proceedings. The filing of the bankruptcy petitions under Chapter 11 automatically stayed most actions against the Debtors, including, except as otherwise noted, the matters described below and most other actions to collect pre-petition indebtedness or to exercise control over the property of the Debtors’ estates. Substantially all of the Debtors’ pre-petition liabilities were resolved under the Plan, including certain pre-petition legal proceedings, as described below.

Commercial Disputes

The Company is involved from time to time in legal proceedings and claims, including, without limitation, commercial or contractual disputes with its customers, suppliers and competitors. These disputes vary in nature and are usually resolved by negotiations between the parties.

On January 26, 2004, the Company filed a patent infringement lawsuit against Johnson Controls Inc. and Johnson Controls Interiors LLC (together, the “JCI Parties”) in the U.S. District Court for the Eastern District of Michigan alleging that the JCI Parties’ garage door opener products infringed certain of the Company’s radio frequency transmitter patents (which complaint was dismissed and subsequently re-filed by the Company in September 2004). The Company is seeking a declaration that the JCI Parties infringe its patents and an order enjoining the JCI Parties from further infringing those patents by making, selling or offering to sell their garage door opener products, as well as an award of compensatory damages, attorney fees and costs. The JCI Parties counterclaimed seeking a declaration that the subject patents are invalid and unenforceable and that the JCI Parties are not infringing these patents, as well as an award of attorney fees and costs. The JCI Parties have also filed motions for summary judgment asserting that their garage door opener products do not infringe

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

the Company’s patents and that one of the Company’s patents is invalid and unenforceable. In November 2007, the court issued an opinion and order granting, in part, and denying, in part, the JCI Parties’ motion for summary judgment on one of the Company’s patents and denying the JCI Parties’ motion to hold the patent unenforceable. The court’s opinion did not address the other two patents involved in this matter. A trial date with respect to this matter has not yet been scheduled. This matter was not stayed as a result of the Chapter 11 bankruptcy proceedings or otherwise affected by the Plan.

On June 13, 2005, The Chamberlain Group (“Chamberlain”) filed a lawsuit against the Company and Ford Motor Company (“Ford”) in the U.S. District Court for the Northern District of Illinois alleging patent infringement (from which Ford was subsequently dismissed) (the “Chamberlain Matter”). Two counts were asserted against the Company based upon two Chamberlain rolling-code garage door opener system patents (Patent Nos. 6,154,544 and 6,810,123). The Company denies that it has infringed these patents and further contends that these patents are invalid and/or unenforceable. The Chamberlain lawsuit was filed in connection with the marketing of the Company’s universal garage door opener system, which competes with a product offered by JCI. JCI obtained technology from Chamberlain to operate its product. In October 2005, Chamberlain filed an amended complaint and joined Johnson Controls Interiors LLC (“JCI”) as a plaintiff. The Company filed an answer and counterclaim seeking a declaration that the patents were not infringed and were invalid, as well as an award of attorney fees and costs. Chamberlain and JCI are seeking a declaration that the Company infringes Chamberlain’s patents and an order enjoining the Company from making, selling or offering to sell products which, they allege, infringe Chamberlain’s patents, as well as an award of compensatory and treble damages and attorney fees and costs. On August 12, 2008, a new patent (Patent No. 7,412,056) was issued to Chamberlain relating to the same technology as the patents disputed in this lawsuit. On August 19, 2008, Chamberlain and JCI filed a second amended complaint against the Company alleging patent infringement with respect to the new patent and seeking the same types of relief. The Company filed an answer and counterclaim seeking a declaration that its products are non-infringing and that the new patent is invalid and unenforceable due to inequitable conduct, as well as an award of attorney fees and costs. On April 16, 2009, the court denied the Company’s motions for summary judgment with respect to the three patents and ordered the Company to produce additional discovery related to infringement. On June 19, 2009, the Company moved for a protective order from further discovery requested by Chamberlain and JCI. On June 26, 2009, JCI moved for summary judgment with respect to the ‘544 and ‘056 patents, and on July 9, 2009, the court denied these motions without prejudice as a result of the Company’s Chapter 11 bankruptcy proceedings. In addition, the Chamberlain Matter was stayed as a result of the Chapter 11 bankruptcy proceedings until November 5, 2009.

Since November 5, 2009, the Chamberlain Matter is proceeding to determine liability, and if liability is found, the total amount of the compensable damages relating to the pre-petition period and the post-petition period, if any. Pursuant to the Plan and a stipulation filed with the Bankruptcy Court among the Company, Chamberlain and JCI, the Company has agreed to reserve common stock and warrants issued under the Plan, sufficient to provide recoveries for an allowed claim of up to $50 million for pre-petition damages. This reserve is not a loss contingency reserve determined in accordance with GAAP and does not reflect a determination by the Company or the Bankruptcy Court that Chamberlain or JCI is entitled to any recovery.

Following the Company’s emergence from Chapter 11 bankruptcy proceedings, litigation in the Chamberlain Matter resumed, and the court entered a schedule for the Company to move for summary judgment of non-infringement on March 18, 2010, and Chamberlain and JCI to respond by April 12, 2010. The Company’s reply in support of its motion for summary judgment on non-infringement is due April 26, 2010. Fact discovery is scheduled to close on June 18, 2010, and expert discovery is scheduled to close on August 27, 2010. The parties can then move for summary judgment on subjects other than infringement by September 10, 2010.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

On September 12, 2008, a consultant that the Company retained filed an arbitration action against the Company seeking royalties under the parties’ Joint Development Agreement (“JDA”) for the Company’s sales of its garage door opener products. The Company denies that it owes the consultant any royalty payments under the JDA. No dates have been set in this matter, and the Company intends to vigorously defend this matter.

On August 6, 2009, Lear Automotive France (“Lear France”), a wholly owned subsidiary of the Company, was served with a writ by Proma France before the Orléans Commercial Court. Proma France is a sub-contractor of Lear France in connection with its manufacture of seating parts. Proma France claims that Lear France must indemnify it for damages allegedly arising from Lear France obtaining advantageous pricing without providing Proma France with a written guarantee of purchase volumes. Proma France is seeking damages of € 9.6 million ($13.7 million based on exchange rates in effect as of December 31, 2009). Lear France intends to assert defenses against the claims in this matter, including that the issue is covered by a settlement agreement previously entered into by Lear France and Proma France on March 6, 2007. The Company believes that the action by Proma France is without merit and intends to vigorously defend this matter. On September 23, 2009, Proma France filed an insolvency proceeding with the Commercial Court of Orléans. Lear France was not a debtor entity in the Chapter 11 bankruptcy proceedings; therefore, this matter was not stayed as a result of the Chapter 11 bankruptcy proceedings or otherwise affected by the Plan.

Product Liability and Warranty Matters

In the event that use of the Company’s products results in, or is alleged to result in, bodily injury and/or property damage or other losses, the Company may be subject to product liability lawsuits and other claims. Such lawsuits generally seek compensatory damages, punitive damages and attorney fees and costs. In addition, the Company is a party to warranty-sharing and other agreements with certain of its customers related to its products. These customers may pursue claims against the Company for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims. The Company can provide no assurance that it will not experience material claims in the future or that it will not incur significant costs to defend such claims. In addition, if any of the Company’s products are, or are alleged to be, defective, the Company may be required or requested by its customers to participate in a recall or other corrective action involving such products. Certain of the Company’s customers have asserted claims against the Company for costs related to recalls or other corrective actions involving its products.

In certain instances, allegedly defective products may be supplied by tier II suppliers. The Company may seek recovery from its suppliers of materials or services included within the Company’s products that are associated with product liability and warranty claims. The Company carries insurance for certain legal matters, including product liability claims, but such coverage may be limited. The Company does not maintain insurance for product warranty or recall matters. All pre-petition product liability claims of the Debtors were subject to compromise under the Plan, and any future dispositions with respect to these claims will be satisfied out of a common stock and warrant reserve established for that purpose.

The Company records product warranty reserves based on its individual customer agreements. Product warranty reserves are recorded for known warranty issues when amounts related to such issues are probable and reasonably estimable.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

A summary of the changes in reserves for product liability and warranty claims for each of the periods in the two years ended December 31, 2009, is shown below (in millions):

Balance as of January 1, 2008 — Predecessor	$40.7
Expense, net and changes in estimates	(3.4)
Settlements	(12.0)
Foreign currency translation and other	(3.7)

Balance as of December 31, 2008 — Predecessor	21.6
Expense, net and changes in estimates	11.0
Settlements	(6.7)
Foreign currency translation and other	1.4

Balance as of November 7, 2009 — Predecessor	27.3
Expense, net and changes in estimates	1.4
Settlements	(2.2)
Foreign currency translation and other	—

Balance as of December 31, 2009 — Successor	$26.5

Environmental Matters

The Company is subject to local, state, federal and foreign laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects and which impose liability for clean-up costs resulting from past spills, disposals or other releases of hazardous wastes and environmental compliance. The Company’s policy is to comply with all applicable environmental laws and to maintain an environmental management program based on ISO 14001 to ensure compliance with this standard. However, the Company currently is, has been and in the future may become the subject of formal or informal enforcement actions or procedures.

The Company has been named as a potentially responsible party at several third-party landfill sites and is engaged in the cleanup of hazardous waste at certain sites owned, leased or operated by the Company, including several properties acquired in its 1999 acquisition of UT Automotive, Inc. (“UT Automotive”). Certain present and former properties of UT Automotive are subject to environmental liabilities which may be significant. The Company obtained agreements and indemnities with respect to certain environmental liabilities from United Technologies Corporation (“UTC”) in connection with its acquisition of UT Automotive. UTC manages and directly funds these environmental liabilities pursuant to its agreements and indemnities with the Company.

As of December 31, 2009 and December 31, 2008, the Company had recorded reserves for environmental matters of $2.7 million and $2.9 million, respectively. While the Company does not believe that the environmental liabilities associated with its current and former properties will have a material adverse impact on its business, financial position, results of operations or cash flows, no assurance can be given in this regard.

Other Matters

On March 19, 2009, The Royal Bank of Scotland plc (“RBS”) filed a lawsuit against the Company in the U.S. District Court for the Southern District of New York alleging breach of contract. In the complaint, RBS requested that the court award RBS damages of approximately $35.2 million plus attorney fees, costs and interest. This lawsuit related to an interest rate “collar” transaction, several copper swap transactions and several foreign exchange transactions between the Company and RBS, which the Company entered into in order to hedge its exposure to market movements in interest rates, commodity prices and currency rates, respectively. In this matter, RBS alleged that the Company’s failure to satisfy the leverage ratio covenant

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

contained in its pre-petition primary credit facility with respect to the quarter ended December 31, 2008, entitled RBS to terminate all of these transactions. The Company denied many of the allegations made in the RBS complaint and also asserted various affirmative defenses and counterclaims against RBS. This matter was stayed as a result of the Chapter 11 bankruptcy proceedings and subsequently resolved under the Plan. In connection with the Company’s emergence from Chapter 11 bankruptcy proceedings and in full satisfaction and settlement of RBS’ claims, the Company made a distribution pursuant to the Plan to the agent under the Company’s pre-petition primary credit facility for the benefit of, and the distribution to, RBS on account of its total claim of approximately $35.9 million.

Although the Company records reserves for legal disputes, product liability and warranty claims and environmental and other matters in accordance with GAAP, the ultimate outcomes of these matters are inherently uncertain. Actual results may differ significantly from current estimates.

The Company is involved from time to time in various other legal proceedings and claims, including, without limitation, commercial and contractual disputes, intellectual property matters, personal injury claims, tax claims and employment matters. Although the outcome of any legal matter cannot be predicted with certainty, the Company does not believe that any of these other legal proceedings or claims in which the Company is currently involved, either individually or in the aggregate, will have a material adverse impact on its business, financial position, results of operations or cash flows.

Employees

Approximately 70% of the Company’s employees are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Collective bargaining agreements covering approximately 76% of the Company’s unionized workforce of approximately 52,000 employees, including 23% of the Company’s unionized workforce in the United States and Canada, are scheduled to expire in 2010. Management does not anticipate any significant difficulties with respect to the agreements as they are renewed.

Lease Commitments

A summary of lease commitments as of December 31, 2009, under non-cancelable operating leases with terms exceeding one year is shown below (in millions):

2010	$67.0
2011	46.5
2012	33.0
2013	23.8
2014	16.7
2015 and thereafter	35.7

Total	$222.7

The Company’s operating leases cover principally buildings and transportation equipment. Rent expense was $12.7 million, $78.2 million, $109.8 million and $110.2 million for the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, respectively.

(16)	Segment Reporting

Historically, the Company has had three reportable operating segments: seating, electrical power management and interior. The seating segment includes seat systems and related components. The electrical power management segment includes traditional wiring and power management systems, as well as emerging high-

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

power and hybrid electrical systems. The interior segment, which has been divested, included instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products. See Note 6, “Divestiture of Interior Business.”

Each of the Company’s operating segments reports its results from operations and makes its requests for capital expenditures directly to the chief operating decision-making group. The economic performance of each operating segment is driven primarily by automotive production volumes in the geographic regions in which it operates, as well as by the success of the vehicle platforms for which it supplies products. Also, each operating segment operates in the competitive tier I automotive supplier environment and is continually working with its customers to manage costs and improve quality. The Company’s manufacturing facilities generally use just-in-time manufacturing techniques to produce and distribute their automotive products. The Company’s production processes generally make use of unskilled labor, dedicated facilities, sequential manufacturing processes and commodity raw materials. The Other category includes unallocated costs related to corporate headquarters, geographic headquarters and the elimination of intercompany activities, none of which meets the requirements of being classified as an operating segment.

The accounting policies of the Company’s operating segments are the same as those described in Note 4, “Summary of Significant Accounting Policies.” The Company evaluates the performance of its operating segments based primarily on (i) revenues from external customers, (ii) income (loss) before goodwill impairment charges, divestiture of Interior business, interest expense, other (income) expense, reorganization items and fresh-start accounting adjustments, provision (benefit) for income taxes and equity in net (income) loss of affiliates (“segment earnings”) and (iii) cash flows, being defined as segment earnings less capital expenditures plus depreciation and amortization.

A summary of revenues from external customers and other financial information by reportable operating segment is shown below (in millions):

	Successor — Two Month Period Ended December 31, 2009
		Electrical Power
	Seating	Management	Other	Consolidated

Revenues from external customers	$1,251.1	$329.8	$—	$1,580.9
Segment earnings(1)	52.4	(24.5)	(30.8)	(2.9)
Depreciation and amortization	24.9	14.0	0.9	39.8
Capital expenditures	19.0	16.9	5.4	41.3
Total assets	3,182.9	966.5	1,923.9	6,073.3

	Predecessor — Ten Month Period Ended November 7, 2009
		Electrical Power
	Seating	Management	Other	Consolidated

Revenues from external customers	$6,561.8	$1,596.9	$—	$8,158.7
Segment earnings(1)	184.9	(131.3)	(147.0)	(93.4)
Depreciation and amortization	131.6	80.2	12.1	223.9
Capital expenditures	46.5	27.9	3.1	77.5

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Predecessor — Year Ended December 31, 2008
		Electrical Power
	Seating	Management	Other	Consolidated

Revenues from external customers	$10,726.9	$2,843.6	$—	$13,570.5
Segment earnings(1)	386.7	44.7	(200.6)	230.8
Depreciation and amortization	176.2	108.7	14.4	299.3
Capital expenditures	106.3	60.8	0.6	167.7
Total assets	3,349.5	1,385.7	2,137.7	6,872.9

	Predecessor — Year Ended December 31, 2007
		Electrical Power
	Seating	Management	Interior	Other	Consolidated

Revenues from external customers	$12,206.1	$3,100.0	$688.9	$—	$15,995.0
Segment earnings(1)	758.7	40.8	8.2	(233.9)	573.8
Depreciation and amortization	169.7	110.3	2.3	14.6	296.9
Capital expenditures	114.9	80.3	1.2	5.8	202.2
Total assets	4,292.6	2,241.8	—	1,266.0	7,800.4

(1)	See definition above.

For the 2009 Successor Period, segment earnings include restructuring charges of $17.5 million, $23.6 million and $2.1 million in the seating and electrical power management segments and in the other category, respectively (Note 7, “Restructuring”).

For the 2009 Predecessor Period, segment earnings include restructuring charges of $47.5 million, $53.3 million and $4.0 million in the seating and electrical power management segments and in the other category, respectively (Note 7, “Restructuring”).

For the year ended December 31, 2008, segment earnings include restructuring charges of $124.6 million, $23.0 million and $23.5 million in the seating and electrical power management segments and in the other category, respectively (Note 7, “Restructuring”).

For the year ended December 31, 2007, segment earnings include restructuring charges of $86.4 million, $62.4 million, $5.0 million and $15.0 million in the seating, electrical power management and interior segments and in the other category, respectively (Note 7, “Restructuring”).

A reconciliation of consolidated income (loss) before goodwill impairment charges, divestiture of Interior business, interest expense, other (income) expense, reorganization items and fresh-start accounting adjustments, provision (benefit) for income taxes and equity in net (income) loss of affiliates to consolidated income (loss)

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

before provision (benefit) for income taxes and equity in net (income) loss of affiliates is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,	December 31,
	2009	2009	2008	2007
Segment earnings	$27.9	$53.6	$431.4	$807.7
Corporate and geographic headquarters and elimination of intercompany activity (“Other”)	(30.8)	(147.0)	(200.6)	(233.9)

Consolidated income (loss) before goodwill impairment charges, divestiture of Interior business, interest, other (income) expense, reorganization items and fresh-start accounting adjustments, provision (benefit) for income taxes and equity in net (income) loss of affiliates	(2.9)	(93.4)	230.8	573.8
Goodwill impairment charges	—	319.0	530.0	—
Divestiture of Interior business	—	—	—	10.7
Interest expense	11.1	151.4	190.3	199.2
Other (income) expense, net	19.8	(16.6)	51.9	40.7
Reorganization items and fresh-start accounting adjustments, net	—	(1,474.8)	—	—

Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates	$(33.8)	$927.6	$(541.4)	$323.2

Revenues from external customers and tangible long-lived assets for each of the geographic areas in which the Company operates is shown below (in millions):

	Successor	Predecessor
	Two Month	Ten Month
	Period Ended	Period Ended	Year Ended
	December 31,	November 7,	December 31,	December 31,
	2009	2009	2008	2007

Revenues from external customers:
United States	$242.7	$1,352.5	$2,820.0	$4,526.8
Canada	40.0	198.6	716.3	1,148.8
China	175.9	727.6	520.3	428.5
Germany	283.9	1,653.6	2,516.0	2,336.9
Mexico	192.4	838.1	1,337.4	1,542.8
Other countries	646.0	3,388.3	5,660.5	6,011.2

Total	$1,580.9	$8,158.7	$13,570.5	$15,995.0

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Successor	Predecessor
December 31,	2009	2008

Tangible long-lived assets:
United States	$175.1	$311.7
Canada	27.6	26.0
China	63.1	58.9
Germany	165.3	158.3
Mexico	162.5	173.6
Other countries	457.3	485.0

Total	$1,050.9	$1,213.5

A substantial majority of the Company’s consolidated and reportable operating segment revenues are from three automotive manufacturing companies, with General Motors and Ford and their respective affiliates accounting for 39%, 42% and 49% of the Company’s net sales in 2009, 2008 and 2007, respectively. Excluding net sales to Saab and Volvo, which are affiliates of General Motors and Ford, General Motors and Ford accounted for approximately 36%, 37% and 42% of the Company’s net sales in 2009, 2008 and 2007, respectively. The following is a summary of the percentage of revenues from major customers:

For the Year Ended December 31,	2009	2008	2007

General Motors	19.8%	23.1%	28.8%
Ford	19.0	19.1	20.6
BMW	12.3	11.5	9.9

In addition, a portion of the Company’s remaining revenues are from the above automotive manufacturing companies through various other automotive suppliers.

(17)	Financial Instruments

The carrying values of the Company’s debt instruments vary from their fair values. The fair values were determined by reference to the quoted market prices of these securities. As of December 31, 2009, the aggregate carrying value of the Company’s First Lien Facility and Second Lien Facility was $925.0 million, as compared to an estimated fair value of $932.6 million. As of December 31, 2008, the aggregate carrying value of the Company’s pre-petition primary credit facility and senior notes was $3.5 billion, as compared to an estimated fair value of $1.3 billion. As of December 31, 2009 and 2008, the carrying values of the Company’s other financial instruments approximated their fair values, which were determined based on related instruments currently available to the Company for similar borrowings with like maturities.

Certain of the Company’s Asian subsidiaries periodically factor their accounts receivable with financial institutions. Such receivables are factored without recourse to the Company and are excluded from accounts receivable in the accompanying consolidated balance sheets. In 2008, certain of the Company’s European subsidiaries entered into extended factoring agreements, which provided for aggregate purchases of specified customer accounts receivable of up to €315 million. In January 2009, Standard & Poor’s Ratings Services downgraded the Company’s corporate credit rating to CCC+ from B-, and as a result, in February 2009, the use of these facilities was suspended. In July 2009, these facilities were terminated in connection with the Company’s bankruptcy filing under Chapter 11. The Company cannot provide any assurance that any other factoring facilities will be available or utilized in the future. As of December 31, 2009, there were no factored receivables. As of December 31, 2008, the amount of factored receivables was $143.8 million.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Asset-Backed Securitization Facility

Prior to April 30, 2008, the Company and several of its U.S. subsidiaries sold certain accounts receivable to a wholly owned, consolidated, bankruptcy-remote special purpose corporation (Lear ASC Corporation) under an asset-backed securitization facility (the “ABS facility”). In turn, Lear ASC Corporation transferred undivided interests in up to $150 million of the receivables to bank-sponsored commercial paper conduits. The ABS facility expired on April 30, 2008, and the Company did not elect to renew the existing facility.

During the years ended December 31, 2008 and 2007, the Company and its subsidiaries sold to Lear ASC Corporation adjusted accounts receivable totaling $1.2 billion and $3.5 billion, respectively, under the ABS facility and recognized discounts and other related fees of $0.3 million and $0.7 million, respectively. These discounts and other related fees are included in other (income) expense, net in the accompanying consolidated statements of operations for the years ended December 31, 2008 and 2007. The Company received an annual servicing fee of 1.0% of the sold accounts receivable. The conduit investors and Lear ASC Corporation had no recourse to the other assets of the Company or its subsidiaries for the failure of the accounts receivable obligors to pay timely on the accounts receivable.

Certain cash flows received from and paid to Lear ASC Corporation are shown below (in millions):

	Predecessor
For the Year Ended December 31,	2008	2007

Proceeds from collections reinvested in securitizations	$1,214.4	$3,509.8
Servicing fees received	1.7	4.8

Derivative Instruments and Hedging Activities

On January 1, 2009, the Company adopted the provisions of ASC 815-10-50, “Derivatives and Hedging — Disclosure.” This guidance requires enhanced disclosures regarding (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under existing GAAP and (c) how derivative instruments and related hedged items affect an entity’s financial position, performance and cash flows. These provisions were effective for the fiscal year and interim periods beginning after November 15, 2008, and the required disclosures are incorporated herein.

The Company uses derivative financial instruments, including forwards, futures, options, swaps and other derivative contracts to manage its exposures to fluctuations in foreign exchange, interest rates and commodity prices. The use of these derivative financial instruments mitigates the Company’s exposure to these risks and the resulting variability of the Company’s operating results. The Company is not a party to leveraged derivatives. On the date that a derivative contract is entered into, the Company designates the derivative as either (1) a hedge of a recognized asset or liability or of an unrecognized firm commitment (a fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (a cash flow hedge) or (3) a hedge of a net investment in a foreign operation (a net investment hedge).

For a fair value hedge, both the effective and ineffective portions of the change in the fair value of the derivative are recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the consolidated balance sheet. When the underlying hedged transaction is realized, the gain or loss included in accumulated other comprehensive loss is recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a net investment hedge, the effective portion of the change in the fair value of the derivative is recorded in cumulative translation adjustment, which is a component of accumulated other comprehensive loss in the consolidated balance sheet. In addition, for both cash flow and net investment hedges, changes in the fair

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

value of the derivative that are excluded from the Company’s effectiveness assessments and the ineffective portion of changes in the fair value of the derivative are recorded in earnings and reflected in the consolidated statement of operations as other (income) expense, net.

The Company formally documents its hedge relationships, including the identification of the hedging instruments and the related hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded at fair value in other current and long-term assets and other current and long-term liabilities in the consolidated balance sheet. The Company also formally assesses, both at inception and at least quarterly thereafter, whether a derivative used in a hedging transaction is highly effective in offsetting changes in either the fair value or the cash flows of the hedged item. When it is determined that a derivative ceases to be highly effective, the Company discontinues hedge accounting.

In February 2009, RBS terminated certain foreign exchange, interest rate and commodity swap contracts due to the Company’s default under its pre-petition primary credit facility, and the Company de-designated such contracts for hedge accounting purposes (Note 15, “Commitments and Contingencies”). On June 30, 2009, the Company did not make payments of $4.5 million, in aggregate, required in connection with derivative transactions with certain other counterparties. Further, the default under the pre-petition primary credit facility (Note 10, “Long-Term Debt”) and the Company’s bankruptcy filing (Note 2, “Reorganization under Chapter 11”) resulted in events of default and/or termination events under certain outstanding foreign exchange and interest rate contracts, and most of the counterparties thereto provided the Company with notice of termination. In addition, on September 11, 2009, the Company elected to reject outstanding foreign exchange contracts with a counterparty that had not previously terminated such contracts. Based on the foregoing, the Company de-designated all of the remaining foreign exchange and interest rate contracts, previously accounted for as cash flow hedges, in the second quarter of 2009. As the related forecasted transactions remained probable, amounts recorded in accumulated other comprehensive loss were reclassified to earnings as the forecasted transactions occurred. Liabilities related to the de-designated contracts were resolved under the Plan. As a result of the adoption of fresh-start accounting, all remaining amounts recorded in accumulated other comprehensive loss were eliminated. For further information on the liabilities resolved under the Plan and the adoption of fresh-start accounting, see Note 2, “Reorganization under Chapter 11,” and Note 3, “Fresh-Start Accounting.”

As of December 31, 2009, there were no derivative financial instruments outstanding. The Company intends to use derivative financial instruments, including forwards, futures, options, swaps and other derivative contracts to manage its exposures to fluctuations in foreign exchange. The Company will evaluate and, if appropriate, use derivative financial instruments, including forwards, futures, options, swaps and other derivative contracts to manage its exposures to fluctuations in interest rates and commodity prices in 2010.

Forward foreign exchange, futures and option contracts — The Company uses forward foreign exchange, futures and option contracts to reduce the effect of fluctuations in foreign exchange rates on known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuations in foreign exchange rates. The principal currencies hedged by the Company include the Mexican peso and various European currencies. Forward foreign exchange, futures and option contracts are accounted for as cash flow hedges when the hedged item is a forecasted transaction or relates to the variability of cash flows to be received or paid. As of December 31, 2009, there were no foreign exchange contracts outstanding. As described above, all outstanding foreign exchange contracts were de-designated and/or terminated in the second quarter of 2009. As of December 31, 2008, contracts designated as cash flow hedges with $483.6 million of notional amount were outstanding with maturities of less than nine months. As of December 31, 2008, the fair value of these contracts was approximately negative $53.5 million. As of December 31, 2008, other foreign currency derivative contracts that did not qualify for hedge accounting with $49.6 million of notional amount were outstanding. These foreign currency derivative contracts consisted principally of cash transactions

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

between three and thirty days, hedges of intercompany loans and hedges of certain other balance sheet exposures. As of December 31, 2008, the fair value of these contracts was approximately $0.1 million.

The fair value of outstanding foreign currency derivative contracts and the related classification in the accompanying consolidated balance sheet as of December 31, 2008, are shown below (in millions):

Predecessor
December 31,	2008

Contracts qualifying for hedge accounting:
Other current assets	$4.4
Other current liabilities	(57.9)

(53.5)
Contracts not qualifying for hedge accounting:
Other current assets	2.7
Other current liabilities	(2.6)

0.1

$(53.4)

Pretax amounts related to foreign currency derivative contracts that were recognized in and reclassified from accumulated other comprehensive loss are shown below (in millions):

	Predecessor
	Ten Month	Year Ended
	Period Ended	December 31,
	November 7, 2009	2008	2007

Contracts qualifying for hedge accounting:
Gains (losses) recognized in accumulated
other comprehensive loss	$(13.9)	$(47.0)	$18.5
(Gains) losses reclassified from accumulated
other comprehensive loss	57.8	(17.1)	(22.6)

Comprehensive income (loss)	$43.9	$(64.1)	$(4.1)

Interest rate swap and other derivative contracts — The Company uses interest rate swap and other derivative contracts to manage its exposure to fluctuations in interest rates. Interest rate swap and other derivative contracts which fix the interest payments of certain variable rate debt instruments or fix the market rate component of anticipated fixed rate debt instruments are accounted for as cash flow hedges. Interest rate swap contracts which hedge the change in fair value of certain fixed rate debt instruments are accounted for as fair value hedges. As of December 31, 2009, there were no interest rate contracts outstanding. In February 2009, the Company elected to settle certain of its outstanding interest rate contracts with $435.0 million of notional amount with a payment of $20.7 million. In addition, as described above, all outstanding interest rate contracts were de-designated and/or terminated in the second quarter of 2009. In addition, As of December 31, 2008, contracts with $750.0 million of notional amount were outstanding with maturities through September 2011. All of these contracts modified the variable rate characteristics of the Company’s variable rate debt instruments, which were generally set at either one-month or three-month LIBOR rates, such that the interest rates did not exceed a weighted average of 4.64%. As of December 31, 2008, the fair value of these contracts was approximately negative $23.2 million.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The fair value of outstanding interest rate contracts and the related classification in the accompanying consolidated balance sheet as of December 31, 2008, are shown below (in millions):

Predecessor
December 31,	2008

Contracts qualifying for hedge accounting:
Other current liabilities	$(11.3)
Other long-term liabilities	(11.9)

$(23.2)

Pretax amounts related to interest rate contracts that were recognized in and reclassified from accumulated other comprehensive loss are shown below (in millions):

	Predecessor
	Ten Month	Year Ended
	Period Ended	December 31,
	November 7, 2009	2008	2007

Contracts qualifying for hedge accounting:
Gains (losses) recognized in accumulated other comprehensive loss	$(14.2)	$(14.5)	$(11.8)
(Gains) losses reclassified from accumulated other comprehensive loss	11.9	8.8	(3.3)

Comprehensive loss	$(2.3)	$(5.7)	$(15.1)

Commodity swap contracts — The Company uses derivative instruments to reduce its exposure to fluctuations in certain commodity prices. These derivative instruments are utilized to hedge forecasted inventory purchases and to the extent that they qualify and meet hedge accounting criteria, they are accounted for as cash flow hedges. Commodity swap contracts that are not designated as cash flow hedges are marked to market with changes in fair value recognized immediately in the consolidated statements of operations (Note 4, “Summary of Significant Accounting Policies”). As of December 31, 2009, there were no commodity swap contracts outstanding. As a result of the RBS terminations described above, all outstanding commodity swap contracts were terminated in February 2009. As of December 31, 2008, contracts with $40.9 million of notional amount were outstanding with maturities of less than twelve months. As of December 31, 2008, the fair value of these contracts was negative $18.0 million.

Pretax amounts related to commodity swap contracts that were recognized in and reclassified from accumulated other comprehensive loss are shown below (in millions):

	Predecessor
	Ten Month	Year Ended
	Period Ended	December 31,
	November 7, 2009	2008	2007

Contracts qualifying for hedge accounting:
Gains (losses) recognized in accumulated other comprehensive loss	$1.8	$(5.5)	$0.2
(Gains) losses reclassified from accumulated other comprehensive loss	4.2	—	(1.2)

Comprehensive income (loss)	$6.0	$(5.5)	$(1.0)

As of December 31, 2008, net losses of approximately $80.8 million related to the Company’s hedging activities were recorded in accumulated other comprehensive loss. During the 2009 Predecessor Period and the

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

years ended December 31, 2008 and 2007, amounts recognized in the consolidated statements of operations related to changes in the fair value of cash flow hedges that were excluded from the Company’s effectiveness assessments and the ineffective portion of changes in the fair value of cash flow and fair value hedges were not material.

Non-U.S. dollar financing transactions — The Company designated its previously outstanding Euro-denominated senior notes (Note 10, “Long-Term Debt”) as a net investment hedge of long-term investments in its Euro-functional subsidiaries. As of December 31, 2008, the amount recorded in accumulated other comprehensive loss related to the effective portion of the net investment hedge of foreign operations was approximately negative $160.6 million. Although the Euro-denominated senior notes were repaid on April 1, 2008, this amount was to be included in accumulated other comprehensive loss until the Company liquidated its related investment in its designated foreign operations. As a result of the adoption of fresh-start accounting, all remaining amounts recorded in accumulated other comprehensive loss were eliminated (Note 3, “Fresh-Start Accounting”).

Fair Value Measurements

The Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures,” for its financial assets and liabilities and certain of its nonfinancial assets and liabilities that are measured and/or disclosed at fair value on a recurring basis as of January 1, 2008. The Company adopted these provisions for other nonfinancial assets and liabilities that are measured and/or disclosed at fair value on a nonrecurring basis as of January 1, 2009. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The effects of adoption were not significant.

This guidance clarifies that fair value is an exit price, defined as a market-based measurement that represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value measurements are based on one or more of the following three valuation techniques:

Market:  This approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income:  This approach uses valuation techniques to convert future amounts to a single present value amount based on current market expectations.

Cost:  This approach is based on the amount that would be required to replace the service capacity of an asset (replacement cost).

This guidance prioritizes the inputs and assumptions used in the valuation techniques described above into a three-tier fair value hierarchy as follows:

Level 1:  Observable inputs, such as quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2:  Inputs, other than quoted market prices included in Level 1, that are observable either directly or indirectly for the asset or liability.

Level 3:  Unobservable inputs that reflect the entity’s own assumptions about the exit price of the asset or liability. Unobservable inputs may be used if there is little or no market data for the asset or liability at the measurement date.

The Company discloses fair value measurements and the related valuation techniques and fair value hierarchy level for its assets and liabilities that are measured or disclosed at fair value.

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Items measured at fair value on a recurring basis — Fair value measurements and the related valuation techniques and fair value hierarchy level for the Company’s assets and liabilities measured or disclosed at fair value on a recurring basis as of December 31, 2008, are shown below (in millions):

	Predecessor — 2008
		Asset	Valuation
	Frequency	(Liability)	Technique	Level 1	Level 2	Level 3

Derivative instruments	Recurring	$(94.6)	Market/Income	$—	$7.1	$(101.7)

Prior to the de-designations and terminations described above, the Company determined the fair value of its derivative contracts using quoted market prices to calculate the forward values and then discounted such forward values to the present value. The discount rates used were based on quoted bank deposit or swap interest rates. If a derivative contract was in a liability position, these discount rates were adjusted by an estimate of the credit spread that would be applied by market participants purchasing these contracts from the Company’s counterparties. To estimate this credit spread, the Company used significant assumptions and factors other than quoted market rates, which resulted in the classification of its derivative liabilities within Level 3 of the fair value hierarchy.

A reconciliation of changes in liabilities related to derivative instruments measured at fair value using significant unobservable inputs (Level 3) for each of the periods in the two years ended December 31, 2009, is shown below (in millions):

Balance as of January 1, 2008 — Predecessor	$—
Transfers into Level 3	(101.7)

Balance as of December 31, 2008 — Predecessor	(101.7)
Total realized and unrealized gains (losses):
Amounts included in earnings	1.8
Amounts included in other comprehensive loss	(21.6)
Settlements	59.1
Transfers out of Level 3	62.4

Balance as of November 7, 2009 — Predecessor and as of December 31, 2009 — Successor	$—

For further information on fair value measurements and the Company’s defined benefit pension plan assets, see Note 12, “Pension and Other Postretirement Benefit Plans.”

Items measured at fair value on a non-recurring basis — In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a non-recurring basis, which are not included in the table above. As these non-recurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information on assets and liabilities measured at fair value on a non-recurring basis, see Note 3, “Fresh-Start Accounting,” Note 4, “Summary of Significant Accounting Policies,” and Note 8, “Investments in Affiliates and Other Related Party Transactions.”

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(18)	Quarterly Financial Data (unaudited)

(In millions, except per share data)

	Predecessor				Successor
				One Month	Two Month
	Thirteen Weeks Ended			Period Ended	Period Ended
	April 4,	July 4,	October 3,	November 7,	December 31,
	2009	2009	2009	2009	2009
Net sales	$2,168.3	$2,281.0	$2,547.9	$1,161.5	$1,580.9
Gross profit (loss)	(74.7)	36.0	234.5	91.6	72.8
Goodwill impairment charges	—	—	—	319.0	—
Reorganizations items and fresh-start accounting adjustments, net	—	—	—	(1,474.8)	—
Consolidated net income (loss)	(262.8)	(168.4)	30.3	1,235.3	(7.7)
Net income (loss) attributable to Lear	(264.8)	(173.6)	24.6	1,232.0	(3.8)
Basic net income (loss) per share attributable to Lear	(3.42)	(2.24)	0.32	15.89	(0.11)
Diluted net income (loss) per share attributable to Lear	(3.42)	(2.24)	0.32	15.89	(0.11)

	Predecessor — Thirteen Weeks Ended
	March 29,	June 28,	September 27,	December 31,
	2008	2008	2008	2008

Net sales	$3,857.6	$3,979.0	$3,133.5	$2,600.4
Gross profit	297.0	262.1	129.6	58.9
Goodwill impairment charges	—	—	—	530.0
Consolidated net income (loss)	82.2	24.8	(92.4)	(679.0)
Net income (loss) attributable to Lear	78.2	18.3	(98.2)	(688.2)
Basic net income (loss) per share attributable to Lear	1.01	0.24	(1.27)	(8.91)
Diluted net income (loss) per share attributable to Lear	1.00	0.23	(1.27)	(8.91)

(19)	Accounting Pronouncements

Fair Value Measurements and Financial Instruments — The Financial Accounting Standards Board (“FASB”) amended ASC 860, “Transfers and Servicing,” with Accounting Standards Update (“ASU”) 2009-16, “Accounting for Transfers of Financial Assets,” to, among other things, eliminate the concept of qualifying special purpose entities, provide additional sale accounting requirements and require enhanced disclosures. The provisions of this update are effective for annual reporting periods beginning after November 15, 2009. The effects of adoption are not expected to be significant as the Company’s previous ABS facility expired in 2008. The Company will assess the impact of this update on any future securitizations.

The FASB amended ASC 820-10, “Fair Value Measurements and Disclosures,” to provide additional guidance on disclosure requirements and estimating fair value when the volume and level of activity for the asset or liability have significantly decreased in relation to normal market activity (FASB Staff Position (“FSP”) No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This amendment requires

Lear Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

interim disclosure of the inputs and valuation techniques used to measure fair value. The provisions of this amendment are effective for interim and annual reporting periods ending after June 15, 2009. The effects of adoption were not significant.

The FASB amended ASC 825-10, “Financial Instruments,” to extend the annual disclosure requirements for financial instruments to interim reporting periods (FSP No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”). The provisions of this amendment are effective for interim and annual reporting periods ending after June 15, 2009. The effects of adoption were not significant. For additional disclosures related to the fair value of the Company’s debt instruments, see Note 17, “Financial Instruments.”

Consolidation of Variable Interest Entities — The FASB amended ASC 810, “Consolidations,” with ASU 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU 2009-17 significantly changes the model for determining whether an entity is the primary beneficiary and should thus consolidate a variable interest entity. In addition, this update requires additional disclosures and an ongoing assessment of whether a variable interest entity should be consolidated. The provisions of this update are effective for annual reporting periods beginning after November 15, 2009. The Company has ownership interests in consolidated and non-consolidated variable interest entities and is currently evaluating the impact of this update on its financial statements. The Company does not expect the effects of adoption to be significant.

Pension and Other Postretirement Benefits — The FASB amended ASC 715-20, “Compensation — Retirement Benefits — Defined Benefit Plans — General,” to require additional disclosures regarding assets held in an employer’s defined benefit pension or other postretirement plan (FSP No. 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets”). The provisions of this amendment are effective for annual reporting periods ending after December 15, 2009. Certain of the Company’s defined benefit pension plans are funded. The effects of adoption were not significant. For additional disclosures related to the Company’s defined benefit pension plans, see Note 12, “Pension and Other Postretirement Benefit Plans.”

FASB Codification — ASC 105, “Generally Accepted Accounting Principles,” establishes the ASC as the sole source of authoritative U.S. generally accepted accounting principles for nongovernmental entities, with the exception of rules and interpretive releases by the Securities and Exchange Commission. The provisions of ASC 105 are effective for interim and annual accounting periods ending after September 15, 2009. With the exception of changes to financial statements and other disclosures referencing pre-ASC accounting pronouncements, the effects of adoption were not significant.

Revenue Recognition — The FASB amended ASC 605, “Revenue Recognition,” with ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements.” If a revenue arrangement has multiple deliverables, this update requires the allocation of revenue to the separate deliverables based on relative selling prices. In addition, this update requires additional ongoing disclosures about an entity’s multiple-element revenue arrangements. The provisions of this update are effective no later than January 1, 2011. The Company is currently evaluating the impact of this update on its financial statements.

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(20) Supplemental Guarantor Condensed Consolidating Financial Statements

Successor — December 31, 2009
			Non-
	Parent	Guarantors	guarantors	Eliminations	Consolidated
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$584.9	$0.1	$969.0	$—	$1,554.0
Accounts receivable	23.5	206.0	1,250.4	—	1,479.9
Inventories	4.0	166.0	277.4	—	447.4
Other	25.9	15.0	264.8	—	305.7

Total current assets	638.3	387.1	2,761.6	—	3,787.0

Long-Term Assets:
Property, plant and equipment, net	97.0	160.1	793.8	—	1,050.9
Goodwill, net	23.5	303.9	294.0	—	621.4
Investments in subsidiaries	1,133.2	1,134.9	—	(2,268.1)	—
Other	84.3	31.8	497.9	—	614.0

Total long-term assets	1,338.0	1,630.7	1,585.7	(2,268.1)	2,286.3

	$1,976.3	$2,017.8	$4,347.3	$(2,268.1)	$6,073.3

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$—	$—	$37.1	$—	$37.1
Accounts payable and drafts	37.3	335.1	1,175.1	—	1,547.5
Accrued liabilities	97.6	100.4	610.1	—	808.1
Current portion of long-term debt	3.8	—	4.3	—	8.1

Total current liabilities	138.7	435.5	1,826.6	—	2,400.8

Long-Term Liabilities:
Long-term debt	921.2	—	5.9	—	927.1
Intercompany accounts, net	(1,291.9)	67.9	1,224.0	—	—
Other	119.2	92.2	352.2	—	563.6

Total long-term liabilities	(251.5)	160.1	1,582.1	—	1,490.7

Equity:

Lear Corporation stockholders’ equity	2,089.1	1,422.2	845.9	(2,268.1)	2,089.1
Noncontrolling interests	—	—	92.7	—	92.7

Equity	2,089.1	1,422.2	938.6	(2,268.1)	2,181.8

	$1,976.3	$2,017.8	$4,347.3	$(2,268.1)	$6,073.3

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Predecessor — December 31, 2008
			Non-
	Parent	Guarantors	guarantors	Eliminations	Consolidated
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$1,310.6	$0.6	$280.9	$—	$1,592.1
Accounts receivable	0.9	21.6	1,188.2	—	1,210.7
Inventories	5.6	190.8	335.8	—	532.2
Other	30.3	28.9	280.0	—	339.2

Total current assets	1,347.4	241.9	2,084.9	—	3,674.2

Long-Term Assets:
Property, plant and equipment, net	131.3	250.3	831.9	—	1,213.5
Goodwill, net	454.5	484.1	542.0	—	1,480.6
Investments in subsidiaries	1,053.6	410.2	—	(1,463.8)	—
Other	218.8	26.1	259.7	—	504.6

Total long-term assets	1,858.2	1,170.7	1,633.6	(1,463.8)	3,198.7

	$3,205.6	$1,412.6	$3,718.5	$(1,463.8)	$6,872.9

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$—	$2.1	$40.4	$—	$42.5
Pre-petition primary credit facility	2,177.0	—	—	—	2,177.0
Accounts payable and drafts	68.6	296.5	1,088.8	—	1,453.9
Accrued liabilities	129.8	178.6	623.7	—	932.1
Current portion of long-term debt	—	—	4.3	—	4.3

Total current liabilities	2,375.4	477.2	1,757.2	—	4,609.8

Long-Term Liabilities:
Long-term debt	1,291.8	—	11.2	—	1,303.0
Intercompany accounts, net	(825.6)	(22.1)	847.7	—	—
Other	165.1	156.3	391.0	—	712.4

Total long-term liabilities	631.3	134.2	1,249.9	—	2,015.4

Equity:

Lear Corporation stockholders’ equity	198.9	801.2	662.6	(1,463.8)	198.9
Noncontrolling interests	—	—	48.8	—	48.8

Equity	198.9	801.2	711.4	(1,463.8)	247.7

	$3,205.6	$1,412.6	$3,718.5	$(1,463.8)	$6,872.9

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Successor — Two Month Period Ended December 31, 2009
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated
	(in millions)
Net sales	$32.7	$523.3	$1,457.1	$(432.2)	$1,580.9
Cost of sales	49.8	474.0	1,416.5	(432.2)	1,508.1
Selling, general and administrative expenses	22.8	20.1	28.3	—	71.2
Amortization of intangible assets	0.2	0.1	4.2	—	4.5
Intercompany charges	1.4	(8.9)	7.5	—	—
Interest expense	2.5	3.3	5.3	—	11.1
Other intercompany (income) expense, net	(7.2)	29.4	(22.2)	—	—
Other (income) expense, net	18.6	1.6	(0.4)	—	19.8

Consolidated income (loss) before benefit for income taxes and equity in net income of affiliates and subsidiaries	(55.4)	3.7	17.9	—	(33.8)
Benefit for income taxes	(0.6)	(1.1)	(22.5)	—	(24.2)
Equity in net income of affiliates	—	—	(1.9)	—	(1.9)
Equity in net income of subsidiaries	(51.0)	(63.7)	—	114.7	—

Consolidated net income (loss)	(3.8)	68.5	42.3	(114.7)	(7.7)
Less: Net loss attributable to noncontrolling interests	—	—	(3.9)	—	(3.9)

Net income (loss) attributable to Lear	$(3.8)	$68.5	$46.2	$(114.7)	$(3.8)

Predecessor — Ten Month Period Ended November 7, 2009
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated
	(in millions)
Net sales	$191.9	$2,485.1	$7,569.2	$(2,087.5)	$8,158.7
Cost of sales	236.1	2,342.3	7,380.4	(2,087.5)	7,871.3
Selling, general and administrative expenses	118.9	47.4	210.4	—	376.7
Amortization of intangible assets	0.2	0.2	3.7	—	4.1
Intercompany charges	4.5	(11.1)	6.6	—	—
Goodwill impairment charges	—	—	319.0	—	319.0
Interest expense	102.7	11.0	37.7	—	151.4
Other intercompany (income) expense, net	(68.0)	125.2	(57.2)	—	—
Other (income) expense, net	(65.7)	0.4	48.7	—	(16.6)
Reorganization items and fresh-start accounting adjustments, net	(1,274.1)	275.5	(476.2)	—	(1,474.8)

Consolidated income (loss) before provision (benefit) for income taxes and equity in net loss of affiliates and subsidiaries	1,137.3	(305.8)	96.1	—	927.6
Provision (benefit) for income taxes	(26.2)	(2.0)	57.4	—	29.2
Equity in net loss of affiliates	9.1	1.1	53.8	—	64.0
Equity in net loss of subsidiaries	336.2	7.8	—	(344.0)	—

Consolidated net income (loss)	818.2	(312.7)	(15.1)	344.0	834.4
Less: Net income attributable to noncontrolling interests	—	—	16.2	—	16.2

Net income (loss) attributable to Lear	$818.2	$(312.7)	$(31.3)	$344.0	$818.2

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Predecessor — Year Ended December 31, 2008
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated
	(in millions)
Net sales	$479.7	$4,194.3	$12,515.1	$(3,618.6)	$13,570.5
Cost of sales	558.2	3,877.5	12,005.8	(3,618.6)	12,822.9
Selling, general and administrative expenses	154.9	75.2	281.4	—	511.5
Amortization of intangible assets	0.2	0.3	4.8	—	5.3
Intercompany charges	5.2	(31.9)	26.7	—	—
Goodwill impairment charges	—	4.0	526.0	—	530.0
Interest (income) expense	157.6	(3.3)	36.0	—	190.3
Other intercompany (income) expense, net	(193.7)	218.7	(25.0)	—	—
Other (income) expense, net	(5.3)	(8.0)	65.2	—	51.9

Consolidated income (loss) before provision for income taxes and equity in net (income) loss of affiliates and subsidiaries	(197.4)	61.8	(405.8)	—	(541.4)
Provision for income taxes	11.4	—	74.4	—	85.8
Equity in net (income) loss of affiliates	4.4	(4.1)	36.9	—	37.2
Equity in net (income) loss of subsidiaries	476.7	(17.6)	—	(459.1)	—

Consolidated net income (loss)	(689.9)	83.5	(517.1)	459.1	(664.4)
Less: Net income attributable to noncontrolling interests	—	—	25.5	—	25.5

Net income (loss) attributable to Lear	$(689.9)	$83.5	$(542.6)	$459.1	$(689.9)

Predecessor — Year Ended December 31, 2007
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated
	(in millions)
Net sales	$963.2	$5,490.5	$13,664.5	$(4,123.2)	$15,995.0
Cost of sales	988.8	5,008.7	12,968.9	(4,123.2)	14,843.2
Selling, general and administrative expenses	194.9	181.1	196.8	—	572.8
Amortization of intangible assets	0.2	0.4	4.6	—	5.2
Intercompany charges	4.9	(25.0)	20.1	—	—
Divestiture of Interior business	(31.8)	28.1	14.4	—	10.7
Interest expense	99.1	30.2	69.9	—	199.2
Other intercompany (income) expense, net	(184.7)	104.1	80.6	—	—
Other (income) expense, net	10.0	38.3	(7.6)	—	40.7

Consolidated income (loss) before provision for income taxes and equity in net income of affiliates and subsidiaries	(118.2)	124.6	316.8	—	323.2
Provision for income taxes	20.7	—	69.2	—	89.9
Equity in net income of affiliates	(7.2)	(1.5)	(25.1)	—	(33.8)
Equity in net income of subsidiaries	(373.2)	(152.0)	—	525.2	—

Consolidated net income	241.5	278.1	272.7	(525.2)	267.1
Less: Net income attributable to noncontrolling interests	—	—	25.6	—	25.6

Net income attributable to Lear	$241.5	$278.1	$247.1	$(525.2)	$241.5

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Successor — Two Month Period Ended December 31, 2009
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated

	(in millions)
Net Cash Provided by (Used in) Operating Activities	$(35.1)	$140.5	$218.6	$—	$324.0

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(7.6)	(7.9)	(25.8)	—	(41.3)
Net proceeds from disposition of businesses and other assets	2.4	0.1	1.5	—	4.0
Other, net	(2.2)	—	—	—	(2.2)

Net cash used in investing activities	(7.4)	(7.8)	(24.3)	—	(39.5)

Cash Flows from Financing Activities:
Other long-term debt borrowings (repayments), net	—	—	(1.9)	—	(1.9)
Short-term borrowings, net	—	—	6.6	—	6.6
Dividends paid to noncontrolling interests	—	—	(7.0)	—	(7.0)
Change in intercompany accounts	303.2	(132.6)	(170.6)		—
Other, net	33.1	(0.1)	(0.5)	—	32.5

Net cash provided by (used in) financing activities	336.3	(132.7)	(173.4)	—	30.2

Effect of foreign currency translation	—	—	(15.1)	—	(15.1)

Net Change in Cash and Cash Equivalents	293.8	—	5.8	—	299.6
Cash and Cash Equivalents at Beginning of Period	291.1	0.1	963.2	—	1,254.4

Cash and Cash Equivalents at End of Period	$584.9	$0.1	$969.0	$—	$1,554.0

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Predecessor — Ten Month Period Ended November 7, 2009
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated

	(in millions)
Net Cash Used in Operating Activities	$(14.8)	$(341.4)	$(143.0)	$—	$(499.2)

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(7.2)	(10.9)	(59.4)	—	(77.5)
Cost of acquisitions, net of cash acquired	—	—	(4.4)	—	(4.4)
Net proceeds from disposition of businesses and other assets	1.5	7.7	20.5	—	29.7
Other, net	0.5	(1.0)	—	—	(0.5)

Net cash used in investing activities	(5.2)	(4.2)	(43.3)	—	(52.7)

Cash Flows from Financing Activities:
Debtor-in-possession facility borrowings	500.0	—	—	—	500.0
Debtor-in-possession facility repayments	(500.0)	—	—	—	(500.0)
First lien facility borrowings	375.0	—	—	—	375.0
Second lien facility prepayments	(50.0)	—	—	—	(50.0)
Payment of deferred financing fees	(70.6)	—	—	—	(70.6)
Other long-term debt repayments, net	—	—	(0.5)	—	(0.5)
Short-term repayments, net	—	—	(11.4)	—	(11.4)
Prepayment of Series A convertible preferred stock in connection with emergence from Chapter 11	(50.0)	—	—	—	(50.0)
Dividends paid to noncontrolling interests	—	—	(16.8)	—	(16.8)
Change in intercompany accounts	(1,192.5)	345.5	847.0		—
Other, net	(11.4)	(0.4)	1.1	—	(10.7)

Net cash provided by financing activities	(999.5)	345.1	819.4	—	165.0

Effect of foreign currency translation	—	—	49.2	—	49.2

Net Change in Cash and Cash Equivalents	(1,019.5)	(0.5)	682.3	—	(337.7)
Cash and Cash Equivalents at Beginning of Period	1,310.6	0.6	280.9	—	1,592.1

Cash and Cash Equivalents at End of Period	$291.1	$0.1	$963.2	$—	$1,254.4

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Predecessor — Year Ended December 31, 2008
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated

	(in millions)
Net Cash Provided by (Used in) Operating Activities	$(219.2)	$(49.0)	$431.8	$—	$163.6

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(5.9)	(28.9)	(132.9)	—	(167.7)
Cost of acquisitions, net of cash acquired	—	(4.0)	(23.9)	—	(27.9)
Net proceeds from disposition of businesses and other assets	3.7	40.2	8.0	—	51.9
Other, net	(10.2)	(14.1)	23.6	—	(0.7)

Net cash used in investing activities	(12.4)	(6.8)	(125.2)	—	(144.4)

Cash Flows from Financing Activities:
Payment of deferred financing fees	(17.6)	—	—	—	(17.6)
Predecessor primary credit facility borrowings	1,186.0	—	—	—	1,186.0
Repayment/repurchase of predecessor senior notes	(133.5)	—	—	—	(133.5)
Other long-term debt repayments, net	(0.1)	(2.6)	(2.6)	—	(5.3)
Short-term borrowings (repayments), net	—	(0.1)	12.7	—	12.6
Dividends paid to noncontrolling interests	—	—	(19.4)	—	(19.4)
Change in intercompany accounts	349.8	60.1	(409.9)	—	—
Other, net	(32.3)	(1.4)	(1.8)	—	(35.5)

Net cash provided by (used in) financing activities	1,352.3	56.0	(421.0)	—	987.3

Effect of foreign currency translation	—	—	(15.7)	—	(15.7)

Net Change in Cash and Cash Equivalents	1,120.7	0.2	(130.1)	—	990.8
Cash and Cash Equivalents at Beginning of Period	189.9	0.4	411.0	—	601.3

Cash and Cash Equivalents at End of Period	$1,310.6	$0.6	$280.9	$—	$1,592.1

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Predecessor — Year Ended December 31, 2007
			Non-
	Parent	Guarantor	guarantor	Eliminations	Consolidated
	(in millions)
Net Cash Provided by (Used in) Operating Activities	$(205.6)	$311.5	$381.6	$—	$487.5

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(12.8)	(57.5)	(131.9)	—	(202.2)
Cost of acquisitions, net of cash acquired	—	(9.3)	(24.1)	—	(33.4)
Divestiture of Interior business	(34.4)	(12.3)	(54.2)	—	(100.9)
Net proceeds from disposition of businesses and other assets	2.4	2.6	5.0	—	10.0
Other, net	—	—	(13.5)	—	(13.5)

Net cash used in investing activities	(44.8)	(76.5)	(218.7)	—	(340.0)

Cash Flows from Financing Activities:
Predecessor primary credit facility repayments	(6.0)	—	—	—	(6.0)
Repayment/repurchase of predecessor senior notes	(2.9)	—	—	—	(2.9)
Other long-term debt borrowings (repayments), net	1.3	(14.4)	(8.4)	—	(21.5)
Short-term borrowings (repayments), net	—	2.2	(12.4)	—	(10.2)
Proceeds from the exercise of predecessor stock options	7.6	—	—	—	7.6
Dividends paid to noncontrolling interests	—	—	(20.6)	—	(20.6)
Change in intercompany accounts	247.6	(223.6)	(24.0)	—	—
Other, net	(3.1)	(1.8)	(11.9)	—	(16.8)

Net cash provided by (used in) financing activities	244.5	(237.6)	(77.3)	—	(70.4)

Effect of foreign currency translation	—	—	21.5	—	21.5

Net Change in Cash and Cash Equivalents	(5.9)	(2.6)	107.1	—	98.6
Cash and Cash Equivalents at Beginning of Period	195.8	3.0	303.9	—	502.7

Cash and Cash Equivalents at End of Period	$189.9	$0.4	$411.0	$—	$601.3

Basis of Presentation — The Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission, pursuant to which the Company may offer debt securities that are unconditionally guaranteed by certain of its domestic subsidiaries (the “Guarantors”). The Guarantors include Lear #50 Holdings, LLC, Lear Argentine Holdings Corporation #2, Lear Automotive Dearborn, Inc., Lear Automotive Manufacturing, LLC, Lear Corporation (Germany) Ltd., Lear Corporation EEDS and Interiors, Lear Corporation Global Development, Inc., Lear EEDS Holdings, LLC, Lear European Operations Corporation, Lear Holdings, LLC, Lear Investments Company, L.L.C., Lear Mexican Holdings Corporation, Lear Mexican Holdings, L.L.C., Lear Mexican Seating Corporation, Lear Operations Corporation, Lear Seating Holdings Corp. #50, Lear South American Holdings Corporation, Lear Trim L.P. and Renosol Seating, LLC. In lieu of providing separate financial statements for the Guarantors, the Company has included the supplemental guarantor condensed consolidating financial statements above. These financial statements reflect the guarantors listed above for all periods presented. Management does not believe that separate financial statements of the Guarantors are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.
Distributions — There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.
Selling, General and Administrative Expenses — Corporate and division selling, general and administrative expenses are allocated to the operating subsidiaries based on various factors, which estimate usage of particular corporate and division functions, and in certain instances, other relevant factors, such as the revenues or the number of employees of the Company’s subsidiaries. For the 2009 Successor Period, the 2009 Predecessor Period and the years ended December 31, 2008 and 2007, $3.2 million, ($9.6) million, $13.0 million and $6.3 million, respectively, of selling, general administrative expenses were allocated (to) from the Parent.
Long-Term Debt of the Parent and the Guarantors — A summary of long-term debt of the Parent and the Guarantors on a combined basis is shown below (in millions):

Lear Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	December 31,	December 31,
	2009	2008
First Lien Facility	$375.0	$—
Second Lien Facility	550.0	—
Pre-petition Primary Credit Facility — Revolver	—	1,192.0
Pre-petition Primary Credit Facility — Term Loan	—	985.0
Senior notes	—	1,287.6
Other long-term debt	—	4.2

	925.0	3,468.8
Less — Pre-petition Primary Credit Facility — Revolver	—	(1,192.0)
Pre-petition Primary Credit Facility — Term Loan	—	(985.0)
Current portion	(3.8)	—

	$921.2	$1,291.8

LEAR CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance				Balance
	as of Beginning			Other	as of End
	of Period	Additions	Retirements	Changes	of Period
	(In millions)

SUCCESSOR — FOR THE TWO MONTH PERIOD ENDED DECEMBER 31, 2009
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$—	$—	$—	$—	$—
Reserve for unmerchantable inventory	—	—	—	—	—
Restructuring reserves	52.5	43.5	(12.9)	—	83.1
Allowance for deferred tax assets	1,111.6	117.1	(62.3)	—	1,166.4

	$1,164.1	$160.6	$(75.2)	$—	$1,249.5

PREDECESSOR — FOR THE TEN MONTH PERIOD ENDED NOVEMBER 7, 2009
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts(1)	$16.0	$7.3	$(4.7)	$(18.6)	$—
Reserve for unmerchantable inventory(2)	93.7	19.9	(13.9)	(99.7)	—
Restructuring reserves	80.6	91.0	(119.1)	—	52.5
Allowance for deferred tax assets	928.3	187.4	(19.2)	15.1	1,111.6

	$1,118.6	$305.6	$(156.9)	$(103.2)	$1,164.1

PREDECESSOR — FOR THE YEAR ENDED DECEMBER 31, 2008
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$16.9	$6.8	$(6.0)	$(1.7)	$16.0
Reserve for unmerchantable inventory	83.4	28.3	(16.6)	(1.4)	93.7
Restructuring reserves	74.6	152.4	(146.4)	—	80.6
Allowance for deferred tax assets	769.4	221.6	(28.7)	(34.0)	928.3

	$944.3	$409.1	$(197.7)	$(37.1)	$1,118.6

PREDECESSOR — FOR THE YEAR ENDED DECEMBER 31, 2007
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$14.9	$8.7	$(6.1)	$(0.6)	$16.9
Reserve for unmerchantable inventory	87.1	18.9	(27.2)	4.6	83.4
Restructuring reserves	41.9	150.0	(117.3)	—	74.6
Allowance for deferred tax assets	843.9	65.2	(165.3)	25.6	769.4

	$987.8	$242.8	$(315.9)	$29.6	$944.3

(1)	“Other Changes” includes fresh-start accounting adjustments of $18.5 million.

(2)	“Other Changes” includes fresh-start accounting adjustments of $97.7 million.